Exhibit 2.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 8th day of February, 2006, by and among (i) SI International, Inc., a Delaware corporation (the “Buyer”), (ii) ZEN TECHNOLOGY, INC., a Virginia corporation (the “Company”), (iii) DONALD E. REED, (iv) LESLIE W. BUTLER, (v) BARBARA M. REED and (vi) CINDY  A. ANDRE. Each Person named in (iii) through (vi) above is referred to herein individually as a “Seller” and collectively as the “Sellers.”  The Buyer, the Company and the Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”  The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A hereto.

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding capital stock and other equity securities of the Company (other than the Company Common Stock subject to the Restricted Stock Repurchase Agreements);

WHEREAS, simultaneously herewith, the Company and each Restricted Stock Participant (other than Cindy A. Andre) are entering into Restricted Stock Repurchase Agreements, pursuant to which, immediately prior to the Closing, the Company shall repurchase the shares of Company Common Stock held by such Restricted Stock Participants on the terms and conditions set forth therein; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Sellers and the Sellers desire to sell to the Buyer all of the then issued and outstanding capital stock and other equity securities of the Company (the “Stock Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I
STOCK PURCHASE

1.1           Stock Purchase. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to the Buyer, the Shares owned by such Seller, free and clear of all Encumbrances, which Shares collectively constitute and shall constitute as of the Closing Date all of the issued and outstanding shares of the capital stock of the Company, for the consideration specified in Section 1.2.

1.2           Purchase Price. The aggregate maximum purchase price (the “Purchase Price”) to be paid in exchange for the acquisition by Buyer of all outstanding capital stock of the Company, including without limitation all shares of Restricted Stock to be repurchased by the Company before the Closing pursuant to the Restricted Stock Repurchase Agreements, and all outstanding unexpired and unexercised options, warrants or other rights to acquire or receive any capital stock of the Company, whether vested or unvested, if any, shall be Sixty Million Dollars

($60,000,000), subject to adjustment as set forth in this Agreement. The Purchase Price shall be comprised of (i) an amount to be paid in cash at Closing as per the flow of fund memorandum, plus (ii) post-Closing payments in cash equal to Fifty-Four Million Dollars ($54,000,000), in the aggregate, less any amount paid in cash at Closing, as adjusted pursuant to Section 1.4 hereof and as reduced by the amount of the Aggregate Restricted Stock Repurchase Payments (the “First Post-Closing Payment”), and (iii) post-Closing payments in cash equal to Six Million Dollars ($6,000,000), in the aggregate, as adjusted pursuant to the terms and conditions hereof (the “Second Post-Closing Payment”). Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall have the right to receive, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing, (i) in accordance with this Section 1.2(a), an amount in cash equal to the First Per Share Post-Closing Amount, plus (ii) in accordance with Section 1.3 hereof, an amount in cash equal to the Second Per Share Post-Closing Amount. Subject to the terms and conditions hereof, the Buyer shall pay the First Per Share Post-Closing Amount to each Seller, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing, on the next business day following the Closing in cash by the delivery of immediately available funds; provided, however, the Seller Representative may, by written notice delivered at least two (2) business days prior to Closing, direct the Buyer to pay a portion of the Purchase Price to Sellers at the Closing Date in accordance with the flow of funds memorandum, in an aggregate amount to all of the Sellers not greater than Twenty Million Dollars ($20,000,000). The Buyer shall pay the Second Per Share Post-Closing Amount to each Seller, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing, in accordance with Section 1.3 hereof. “First Per Share Post-Closing Amount” means an amount per share of Company Common Stock equal to (i) the First Post-Closing Payment divided by (ii) the Fully Diluted Share Number. “Second Per Share Post-Closing Amount” means an amount per share of Company Common Stock equal to (i) the Second Post-Closing Payment divided by (ii) the Fully Diluted Share Number. “Fully Diluted Share Number” means the result obtained by adding (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Closing, including, without limitation, the aggregate number of shares of Company Common Stock subject to any outstanding Restricted Stock Awards as of immediately prior to the Closing (excluding any shares that have been repurchased pursuant to a Restricted Stock Repurchase Agreement), and (B) the aggregate number of shares of Company Common Stock into which all options, warrants or other convertible securities or other rights to acquire or receive shares of Company Common Stock, whether vested or unvested, outstanding immediately prior to the Closing, if any, could be converted.

1.3           Second Post-Closing Payment.

(a)           Subject to the terms and conditions hereof, including without limitation, offset as set forth in Section 9.3 below, the Buyer shall pay the Second Per Share Post-Closing Amount to each Seller, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing, on the date that is fifteen (15) months after the Closing Date in cash by the delivery of immediately available funds.

(b)           Notwithstanding anything herein contained to the contrary, as of the Closing, the Buyer’s obligation to pay the Second Per Share Post-Closing Amount to each Seller, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing, shall be subordinate and subject in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordination Agreement in substantially the form attached hereto as Exhibit A, to be entered into as of the Closing Date by and among Buyer, each Seller and Wachovia Bank, National Association (or any assignor, successor or other Person who assumes such Senior Debt or replaces Wachovia Bank, National Association or provides indebtedness for borrowed money to the Buyer) (the “Subordination Agreement”)) as further set forth in the Subordination Agreement, and each Seller, by signing this Agreement, agrees to execute and deliver the Subordination Agreement on or prior to the Closing and agrees to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Subordination Agreement.

1.4           Adjustments to First Post-Closing Payment.

(a)           At least five (5) business days prior to the Closing, the Company and the Buyer shall finalize an Estimated Closing Balance Sheet as of the Closing Date on a post-Closing basis (the “Estimated Closing Balance Sheet”), which shall be prepared in accordance with Modified GAAP.

(b)           The First Post-Closing Payment shall be reduced or increased, as indicated below, without duplication, by the following amounts, if any, as set forth on the Estimated Closing Balance Sheet:  (i) the First Post-Closing Payment shall be reduced by the amount of any indebtedness of the Company for borrowed money as of the Closing Date, including without limitation, the amount of any indebtedness owed by the Company pursuant to the Company’s promissory notes, dated December 30, 2005, to Donald E. Reed and Leslie W. Butler and the amount of any Qualified Accounts Payable as of the Closing Date (“Indebtedness for Borrowed Money”); (ii) the First Post-Closing Payment shall be reduced by the amount of all liabilities not incurred in the ordinary course of business of the Company in existence as of the Closing Date, including, without limitation, (x) any amount paid or payable under the Restricted Stock Plan, any amount paid or payable under the Restricted Stock Repurchase Agreements, any other Liability for severance or other compensation provided or payable to employees or consultants of the Company in connection with the Stock Purchase and any Liability for tenure awards, directed performance awards and severance payments described in Schedule 3.6 (and, in each case, any employee withholding Taxes and any employer payroll Taxes thereon) and (y) any unpaid transaction fees and expenses related to the Stock Purchase and the transactions contemplated hereby incurred by the Company or any Seller, including without limitation financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants (collectively, the “Non-Ordinary Course Liabilities”); (iii) the First Post-Closing Payment shall be reduced by the amount of the Estimated Working Capital Deficit, if any; and (iv) the First Post-Closing Payment shall be increased by the amount of the Estimated Working Capital Surplus, if any. Such adjustments shall be referred to herein collectively as the “Estimated Closing Adjustment”. The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Sections 9.4 and 9.5 hereof.

(c)           At least two (2) business days prior to the Closing, the Parties shall agree upon a flow of funds memorandum which shall set forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information.

1.5           Restricted Stock Plan. As of the Closing, the Restricted Stock Plan and all Restricted Stock Awards granted by the Company pursuant to the Restricted Stock Plan or otherwise shall have been terminated and cancelled. The Company shall terminate the Restricted Stock Plan and all other equity-related plans prior to the Closing, and neither Buyer nor the Company shall have any Liability thereunder. The Company agrees that, pursuant to this Section 1.5, (a) the Company and each Restricted Stock Participant (other than Cindy A. Andre) shall consummate the transactions contemplated by the Restricted Stock Repurchase Agreement in accordance with the terms thereof, (b) upon the consummation thereof, the certificates for all issued and outstanding shares of Company Common Stock subject to such Restricted Stock Awards shall be surrendered to the Company by the holder thereof and (c) upon the consummation thereof, the shares of Company Common Stock repurchased pursuant to the Restricted Stock Repurchase Agreements shall cease to be outstanding and shall become authorized and unissued capital stock. The Company shall not amend or terminate any Restricted Stock Repurchase Agreement, or waive any provision thereof, without the Buyer’s prior written consent. The Company shall execute or cause to be executed such further documents, assignments and assurances, and take or cause to be taken such further actions, as may reasonably be requested by the Buyer to consummate the closings under each Restricted Stock Repurchase Agreement and the transactions contemplated thereby with each Restricted Stock Participant (other than Cindy A. Andre). Subject to the terms and conditions hereof, the shares of Company Common Stock subject to the Restricted Stock Award granted to Cindy A. Andre shall be purchased pursuant to Section 1.2 above.

1.6           Post-Closing Adjustment.

(a)           Within seventy-five (75) days following the Closing Date, the Buyer shall furnish the Seller Representative with a balance sheet of the Company as of the Closing Date on a post-Closing basis (the “Closing Balance Sheet”) prepared in accordance with Modified GAAP, which shall set forth the Closing Working Capital of the Company, the Indebtedness for Borrowed Money, the Non-Ordinary Course Liabilities and, as applicable, the Closing Working Capital Deficit or the Closing Working Capital Surplus (collectively, the “Closing Adjustments”). Each Seller shall assist the Buyer in the preparation of the Closing Balance Sheet if reasonably requested by the Buyer.

(b)           The Seller Representative shall have a period of fifteen (15) days after receipt of the Closing Balance Sheet to notify the Buyer of its election to accept or reject the Closing Balance Sheet. In the case of a rejection, such notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment (or a reasonable estimate thereof). In the event no notice is received by the Buyer during such fifteen (15) day period, the Closing Balance Sheet and any required adjustments resulting therefrom shall be deemed accepted by the Seller Representative and the Sellers and final and binding on the Parties hereto. In the event that the Seller Representative shall timely reject the Closing Balance Sheet, the Buyer and the Seller Representative shall promptly (and in any event within thirty (30) days following the date upon which the Seller Representative shall reject the Closing Balance Sheet), attempt to make a joint determination of the Closing Adjustments and such determination and any required adjustments resulting therefrom shall be final and binding on the Parties hereto solely for purposes of this Section 1.6.

(c)           In the event the Seller Representative and the Buyer shall be unable to agree upon a joint determination of Closing Adjustments within one hundred twenty (120) days from the Closing Date, then within one hundred thirty (130) days from the Closing Date, the Buyer and the Seller Representative shall submit the dispute to the Accounting Firm. The Buyer and the Seller Representative shall request that the Accounting Firm render its determination prior to the expiration of one hundred sixty (160) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the Parties hereto solely for purposes of this Section 1.6. The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer and/or the Sellers, respectively, based upon the percentage which the portion of the total amount contested and not awarded to such party bears to the total amount contested, as determined by the Accounting Firm. Nothing stated or disclosed in the Closing Balance Sheet or in connection with the determination thereof shall waive or be deemed to waive any inaccuracy or breach of any representation or warranty made by the Company or any Seller or any right to indemnification hereunder and shall be without prejudice to any other right or remedy of the Buyer under this Agreement, at equity or at law.

(d)           If the Closing Working Capital as finally determined in accordance with the provisions of this Section 1.6 is less than the Estimated Working Capital, then the amount of the difference shall be paid by the Sellers to the Buyer, in proportion to their respective First Per Share Post-Closing Amounts, as an adjustment to the Purchase Price by wire transfer in immediately available funds within seven (7) days after such determination. If the Closing Working Capital as finally determined in accordance with the provisions of this Section 1.6 is more than the Estimated Working Capital, then the amount of the difference shall be paid by the Buyer to the Sellers as an adjustment to the Purchase Price by wire transfer in immediately available funds in proportion to their respective First Per Share Post-Closing Amounts within seven (7) days after such determination.

(e)           If the Indebtedness for Borrowed Money and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.6 exceed the Indebtedness for Borrowed Money and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet, such excess shall be paid as an adjustment to the First Post-Closing Payment by the Sellers to the Buyer by wire transfer in immediately available funds within seven (7) days after such determination. If the Indebtedness for Borrowed Money and/or the Non-Ordinary Course Liabilities determined pursuant to this Section 1.6 are less than the Indebtedness for Borrowed Money and/or the Non-Ordinary Course Liabilities, respectively, set forth on the Estimated Closing Balance Sheet, such deficit shall be paid as an adjustment to the First Post-Closing Payment by the Buyer to the Sellers, in proportion to their respective First Per Share Post-Closing Amounts, by wire transfer in immediately available funds within seven (7) days after such determination. The adjustments described in Sections 1.6(d) and (e) shall be referred to collectively as the “Post-Closing Adjustment”. If either Party does not so pay to the other Party by the due date, such amounts shall be deemed Damages under Article IX hereof which shall be paid in full without regard to the limitations set forth in Sections 9.4 and 9.5 hereof.

1.7           Stock Options and Warrants. Prior to the Closing, the Sellers shall cause the Company to terminate and cancel any options to purchase Company Common Stock (“Company Stock Options”) and any warrants to purchase Company Common Stock (“Company Warrants”).

Buyer shall neither assume any options or warrants nor be required by the terms of this Agreement to replace any options or warrants with comparable options or warrants. The Company shall terminate all stock option plans and other stock or equity-related plans of the Company prior to the Closing, and neither Buyer nor the Company shall have any liability or obligation thereunder. No adjustment shall be made in the Purchase Price paid in the Stock Purchase as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options, warrants or other rights to acquire or receive Company Common Stock.

1.8           Withholding of Tax. Buyer will be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Buyer (or any Affiliate thereof) shall determine in good faith that they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Buyer.

1.9           Lost, Stolen or Destroyed Certificates. In the event any certificates representing outstanding shares of Company Common Stock shall have been lost, stolen or destroyed, Buyer shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Purchase Price; provided, however, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the holder of such lost, stolen or destroyed certificates to deliver a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against Buyer with respect to the certificates alleged to have been lost, stolen or destroyed.

ARTICLE II
CLOSING

2.1           Time and Place of the Closing. The Closing shall take place at the offices of Morrison & Foerster LLP, 1650 Tysons Boulevard, Suite 300, McLean, Virginia, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof and in any event within three (3) business days thereafter, or on such other date as the Buyer and the Seller Representative may mutually determine.

2.2           Deliveries. At the time of the Closing, (i) each of the Sellers will deliver to the Buyer stock certificates representing all of the Shares owned by such Seller, endorsed in blank or accompanied by duly executed assignment documents, (ii) the Company, the Seller Representative and each of the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.8 below, and (iii) the Buyer will deliver to the Seller Representative and the Sellers the certificates, instruments and documents referred to in Section 8.4 below.

2.3           Seller Representative.

(a)           Each Seller designates Donald E. Reed (the “Seller Representative”) as his or her representative for purposes of this Agreement. The Sellers and their respective successors shall be bound by any and all actions taken by the Seller Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing. In the event any Seller Representative is unable or unwilling to serve or shall resign, a successor Seller Representative shall be selected by the Sellers holding a majority of the shares of Company Common Stock outstanding immediately prior to the Closing. A Seller Representative may not resign, except upon 30 days prior written notice to Buyer. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Seller Representative, a successor shall be appointed effective immediately thereafter (and, in the case of a death of a Seller Representative, the successor shall be deemed to be the executor or other representative of such Seller Representative’s estate) and Buyer shall be notified promptly of such appointment by the successor Seller Representative. No resignation, nor any other replacement, of any Seller Representative is effective against the Buyer until selection of a successor and prior written notice to the Buyer of such selection (such consent not to be unreasonably withheld). Each successor Seller Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Seller Representative.

(b)           The Buyer shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Seller Representative on behalf of the Sellers. All communications or writings to be sent to the Sellers pursuant to this Agreement may be addressed to the Seller Representative and any communication or writing so sent shall be deemed notice to all of the Sellers hereunder. The Sellers consent and agree that the Seller Representative is authorized to accept deliveries, including any notice, on behalf of each Seller pursuant hereto.

(c)           The Seller Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Seller, with full power of substitution in such Seller’s name and on such Seller’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Seller Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including without limitation Article IX hereof. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Sellers hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller’s death or disability or by any other event.

(d)           The Seller Representative hereby acknowledges and agrees to serve as the Seller Representative in accordance with the applicable terms hereof and to be bound by such terms. At Buyer’s request, the Seller Representative shall enter into an agreement in form and substance reasonably satisfactory to Buyer and the Seller Representative in which the Seller

Representative acknowledges and agrees to serve as a Seller Representative and to be bound by the applicable terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each of the Sellers, jointly and severally, represent and warrant to the Buyer, as of the date hereof and as of the Closing, as follows:

3.1           Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and the Company is qualified to do business and in good standing in the State of Maryland and each other jurisdiction where the character or location of its assets or its properties owned, leased or operated by it, or the nature of its activities makes such qualification necessary, except to the extent that the failure to so qualify or be in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. All such jurisdictions in which the Company is qualified are set forth on Schedule 3.1. The Company has full corporate power and authority necessary to own and operate its properties, to conduct its business as now conducted and to perform its obligations under Contracts to which it is a party or by which it is bound. The stock records and minute books of the Company are accurate, up to date and complete, and have been maintained in accordance with prudent business practices and all applicable Laws. The Company has provided the Buyer with true, correct and complete copies of the stock records and minute books of the Company and such records reflect that every material transaction of the Company has been duly approved or ratified by the Company. The minute books of the Company contain a materially complete and accurate summary of all meetings of directors or shareholders or actions by written consent since the time of incorporation of the Company. The Company has not taken any corporate action without the approval or ratification of the board of directors or shareholders where such action required the approval of the board of directors or shareholders under the Virginia Stock Corporation Act, as amended (the “VSCA”). The stock ledger or stock records of the Company accurately reflect all transactions involving the capital stock of the Company. The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws or any resolution adopted by the Company’s board of directors or shareholders. The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth on Schedule 3.1.

3.2           Authority for Agreement. The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company and the stockholders of the Company have unanimously approved the Stock Purchase, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company or any shareholder of the Company are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby have been duly executed and delivered by the Company and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. As of the date hereof, the holders of the Company Common Stock that are parties to this Agreement and the other Persons listed on Schedule 3.4(a) own (beneficially and of record) and have the right to vote, in the aggregate, 100% of the total issued and outstanding Company Common Stock.

3.3           No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (x) any of the terms of the Articles of Incorporation or Bylaws of the Company or any resolution adopted by the board of directors of the Company or shareholders of the Company, or (y) any Contract or Encumbrance to which the Company is a party or by which it is bound, or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Company; (ii) give any Person the right to declare a default, exercise any remedy or accelerate the performance or maturity under any such Contract or cancel, terminate or modify any such Contract; (iii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; (iv) give any Government Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any permit or license that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company; or (v) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon the Shares or any of the properties or assets of the Company, except in the case of (i)(y) and (ii) as would not, individually or in the aggregate, reasonably be expected to result in any Liability to the Company in excess of $25,000. Other than as set forth on Schedule 3.3, no notice to, filing with, or consent of, any Person is necessary in connection with, and no “change of control” provision is triggered by, the approval, adoption, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby. The Company has given all notices, made all filings and obtained all consents set forth on Schedule 3.3 or will have done so prior to the Closing.

3.4           Capitalization.

(a)           The authorized capital stock of the Company consists of One Hundred Thousand (100,000) shares of Company Common Stock, of which (x) Six Hundred Sixty-Six and 67/100 (666.67) shares have been issued, (y) Thirty-Three and 34/100 (33.34) shares shall be repurchased by the Company prior to the Closing pursuant to Section 1.5 hereof and (z) Six Hundred Thirty-Three and 33/100 (633.33) shares shall be outstanding as of the Closing. There are no shares of the Company’s capital stock held in the Company’s treasury. Schedule 3.4(a) sets forth the names of the Company’s shareholders, the addresses of the Company’s shareholders in their respective states of legal residence and the number of shares of Company Common Stock owned of record and beneficially by each of such shareholders.

(b)           All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.4(b), no restrictions on transfer, repurchase option, preemptive rights or rights of first refusal exist with respect to any shares of capital stock of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby; and, to the extent permitted by Law, the Sellers have waived (or hereby waive) any and all such rights.

(c)           There is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire or sell or issue, or otherwise relating to, any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Schedule 3.4(c) sets forth (i) the total number of Restricted Stock Awards issued and outstanding and (ii) the following information with respect to each Restricted Stock Award outstanding as of immediately prior to the Closing:  (A) the name and address of the holder of the Restricted Stock Award, (B) the number of Restricted Stock Awards held by such holder and the number of such Restricted Stock Awards that are vested and unvested, (C) the vesting schedule applicable to such Restricted Stock Awards and (D) the date on which such Restricted Stock Award was granted.

(d)           Except as set forth on Schedule 3.4(d), there are no proxies, voting rights, shareholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company. All shares of Company Common Stock have been issued in compliance with (i) all applicable federal and state securities laws and other applicable legal requirements, and (ii) any pre-emptive rights, rights of first refusal or other requirements set forth in applicable Contracts. Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (A) the applicable provisions of the corporate law of the Commonwealth of Virginia and all other applicable Laws, and (B) any requirements set forth in applicable Contracts. The Company is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(e)           The Company has no (i) direct or indirect debt, equity or other investment or interest in any Person or any joint venture or (ii) except for the teaming agreements set forth on Schedule 3.4(e), strategic alliance or teaming agreements with any Person (either pursuant to a written Contract or a Contract in the process of being negotiated). The Company has no commitments to contribute to the capital of, make loans to or share losses of, any Person (either pursuant to a written Contract or a Contract in the process of being negotiated).

3.5           Financial Statements.

(a)           Schedule 3.5(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the Company’s books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP (subject, in the case of Interim Financials, to normal and recurring adjustments which shall not be material in the aggregate, and the absence of notes). During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s accounting policies. There have been no transactions involving the business of the Company which properly should have been set forth in the Financial Statements and which have not been accurately so set forth. Schedule 3.5(a) sets forth a list of any off-balance sheet financing arrangements of the Company and any non-operating assets, prepaid items and deposits. Since December 31, 2001, the Company’s accounting firm has not informed the Company that it has any material challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. The Company has made available to the Buyer copies of each management letter or other letter delivered to the Company by its accounting firm in connection with the Financial Statements or relating to any review by such accounting firm of the internal controls of the Company.

(b)           Schedule 3.5(b) provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. Except as set forth on Schedule 3.5(b), all existing accounts receivable, billed and unbilled, of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due (and in no event later than ninety (90) days after the Closing Date). Except as disclosed on Schedule 3.5(b), no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables.

(c)           Schedule 3.5(c) identifies the revenues received from each customer of the Company and from each other Person from whom the Company generated revenues in the fiscal year ended December 31, 2004 and in the first eleven (11) months of 2005. To the Knowledge of the Company, the relationship of the Company with each of its customers is a reasonably good working relationship, and since the fiscal year ended December 31, 2004, there has not been any material adverse change in the business relationship of the Company with any of its customers. No customer of the Company has terminated or threatened in writing to terminate its relationship with the Company or has during the last twelve (12) months materially decreased, limited or otherwise changed the terms and conditions for the purchase of goods or services from the Company, or threatened in writing to do so. All revenues recognized by the Company have been recognized in accordance with GAAP.

(d)           The accounts, books and records of the Company have recorded therein in all material respects the results of operations and the assets and liabilities of the Company and each of its Subsidiaries, required to be reflected under GAAP. To the Knowledge of the Company, the Company maintains a system of accounting and internal controls and procedures as are reasonably necessary, in light of the Company’s size and the nature of its business, to provide assurances that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Company’s assets is compared with existing assets at regular internals and appropriate action is taken with respect to any differences; (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis; and (vi) material information regarding the Company and its financial condition is accumulated and communicated to the Company’s management. There is no fraud that involves management or, to the Knowledge of the Company, other employees who have a significant role in the Company’s internal controls.

3.6           Liabilities. There are no Liabilities of the Company, other than:  (i) Liabilities reflected on the Balance Sheet and not previously paid or discharged; (ii) Liabilities incurred after the Balance Sheet Date arising in the ordinary course of business and consistent with past practice; and (iii) immaterial Liabilities in no case to exceed $50,000 in the aggregate (none of which in the case of (i), (ii) or (iii) results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law). The Company is not a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the ordinary course of business. Schedule 3.6 provides an accurate and complete breakdown and aging as of the Balance Sheet Date of all accounts payable of the Company. Except as set forth on Schedule 3.6, all of which shall be repaid at or prior to Closing, the Company has no notes payable nor any indebtedness for borrowed money.

3.7           Adverse Changes. Except as set forth on Schedule 3.7, since December 31, 2004, the Company has operated its business in the ordinary course and consistent with past practice and the Company has not:  (i) suffered a Material Adverse Effect; (ii) suffered any theft, damage, destruction, or casualty loss in excess of $50,000, or suffered any interruption in the use of the Company’s assets or business (other than in the ordinary and usual course of business) (whether or not covered by insurance) or suffered any destruction of its books and records; (iii) declared, set aside or paid any dividend (whether in cash, stock or property) with respect to any capital stock of the Company or repurchased any capital stock of the Company; (iv) granted any current or former director, officer, employee or consultant of the Company any bonus opportunity or increase in compensation or benefits, (v) disclosed any confidential information (other than to legal advisors of the Company or pursuant to agreements requiring the recipient to maintain the confidentiality of, and preserving all rights of the Company in, such confidential information); (vi) made any capital expenditures that aggregate in excess of $200,000; (vii) taken any action, omitted any action or entered into any agreement or understanding which, if taken, omitted or entered into during the period from the date of this Agreement until the Closing Date, would constitute a breach or violation of Section 6.2 hereof; or (viii) committed or agreed to any of the foregoing set forth in (i) through (vii) above.

3.8           Employee Benefit Plans.

(a)           Schedule 3.8(a) lists:  (i) each plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, restricted stock, phantom stock, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise) to any current or former employee, director, consultant or independent contractor, or any dependent, survivor or beneficiary with respect to any of the foregoing, which is maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate of the Company, whether or not legally binding; (ii) each Employee Pension Benefit Plan which has been maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate in the past six (6) years (the “Pension Plans”); and (iii) each Employee Welfare Benefit Plan which is currently maintained, administered or contributed to (directly or indirectly through a professional employer organization or otherwise) by the Company or any ERISA Affiliate (such plans, together with Employee Welfare Benefit Plans which were previously maintained, administered or contributed to by the Company or an ERISA Affiliate, collectively, the “Welfare Plans”) (collectively, all arrangements described in this Section 3.8(a) are hereinafter referred to as the “Benefit Plans”).

(b)           Each Pension Plan which is intended to qualify under Section 401(a) of the Code so qualifies (i) with respect to the form of its plan documents and (ii) in operation and each related trust is exempt from taxation under Code Section 501(a). Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its governing instruments and all applicable Laws, including but not limited to, ERISA and the Code. No Pension Plan has ever held Company Common Stock or other Company securities. No Pension Plan has ever been merged with or accepted Code Section 414(l) transfers from another Employee Pension Benefit Plan. With respect to any applicable Company Employees, the Company has provided wages and fringe benefits under the Benefit Plans or otherwise in compliance with the Service Contract Act of 1965 and its related regulations at 29 C.F.R. Part 4.

(c)           All contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable Law have been made within the time due. All unpaid amounts attributable to any such Benefit Plan for any period prior to the Closing Date will be accrued on the Company’s consolidated books and records in accordance with GAAP and, except to the extent of such accruals, the Company has no material Liability arising out of or in connection with the form or operation of the Benefit Plans or benefits accrued thereunder on or prior to the Closing Date.

(d)           There have been no Prohibited Transactions with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates, or, to the Knowledge of the Company, any of their respective employees. There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) with respect to any Benefit Plan which could result in Liability to the Company, its ERISA Affiliates or, to the Knowledge of the

Company, any of their respective employees. No action, suit, proceeding, hearing or investigation relating to any Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, has been threatened, and neither the Company nor any Seller has Knowledge of any fact that would reasonably be expected to form the basis for such action, suit, proceeding, hearing or investigation. No matters are currently pending with respect to any Benefit Plan under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program maintained by any other Government Authority.

(e)           Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to any Employee Pension Benefit Plan covered by Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever had any Liability under or with respect to any “multiemployer plan” as defined in ERISA Section 3(37) or any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

(f)            Neither the Company, nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or had any other Liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other coverage for former directors, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

(g)           Neither the Company, nor any ERISA Affiliate has ever maintained a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or any other “welfare benefit fund” as defined in Section 419(e) of the Code.

(h)           All reports and information relating to each Benefit Plan required to be filed with a Government Authority have been timely filed and are accurate in all material respects; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided, and there are no restrictions on the right of the Company or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without Liability to any participant or beneficiary thereunder.

(i)            There has been delivered to Buyer, with respect to each Benefit Plan, the following:  (i) a copy of the annual report (if required under ERISA) with respect to each such Scheduled Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan and, with respect to Pension Plans, each written plan document and all amendments thereto which have been adopted since the inception of such plan; (iv) all trust agreements, insurance contracts, and similar instruments with respect to each funded or insured Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; and (vi) any investment management agreements, administrative services contracts or similar agreements relating to the ongoing administration and investment of any Benefit Plan.

(j)            Each ERISA Affiliate is identified on Schedule 3.8(j).

(k)           Each Benefit Plan sponsored by the Company is terminable at the discretion of such entity with no more than thirty (30) days advance notice and without cost to such entity. No Employee Pension Benefit Plan, including the assets of such plan, is subject to any charge, market value adjustment, deferred rules charge or other fee that is payable by reason of the termination of such plan or investment. The Company may, without cost, withdraw their employees, directors, officers and consultants from any Benefit Plan which is not sponsored by such entity. No Benefit Plan has any provision which would reasonably be expected to increase or accelerate benefits or any provision which would reasonably be expected to increase Liability to the Company or the Buyer as a result of the transactions contemplated hereby, alone or together with any other event. No Benefit Plan imposes withdrawal charges, redemption fees, contingent deferred sales charges or similar expenses triggered by termination of the plan or cessation of participation or withdrawal of employees thereunder. No officer, director, agent or employee of the Company or any ERISA Affiliate has made any oral or written representation which is inconsistent with the terms of any Benefit Plan which may be binding on such plan, the Company or any ERISA Affiliate.

(l)            Neither the Company nor any ERISA Affiliate sponsors, maintains, or contributes to a nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

3.9           Employee Matters.

(a)           Schedule 3.9(a)(i) contains a complete and correct list of all Company Employees as of November 30, 2005, their respective titles as of the date hereof, the 2004 compensation paid to each such employee, the 2005 compensation paid to each such employee through December 1, 2005, the date and amount of each such employee’s most recent salary increase, the date of employment of each such employee and the accrued vacation time and sick leave or other paid time off of each such employee. The Company has paid all bonuses due to any Company Employee with respect to work performed by such Company Employee in calendar year 2005. Except as set forth on Schedule 3.9(a)(ii), (i) the terms of employment or engagement of all directors, officers, Company Employees, agents, consultants and professional advisers of the Company are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages, (ii) there are no severance payments which are or could become payable by the Company to any such person under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice, (iii) there are no other agreements, contracts or commitments, oral or written, between the Company and any such person, (iv) as of the date hereof, to the Knowledge of the Company, no executive officer or material number of management level or senior technical employees of the Company has any plans to terminate his, her or their employment or relationship with the Company and (v) to the Knowledge of the Company, there are no agreements between any Company Employee and any other Person which would restrict, in any manner, such Person’s ability to perform services for the Company or the Buyer or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b)           The Company has not, nor has it ever been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. No employee of the Company is or has ever been represented by any labor union or covered by any collective bargaining agreement while employed by the Company and no campaign to establish such representation is in progress. With respect to the Company, there is no pending or, to the Knowledge of the Company, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, grievance proceeding or other claim against or affecting the Company relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Government Authority, (iii) union organizational activity or other labor or employment dispute against or affecting the Company, or (iv) application for certification of a collective bargaining agent.

(c)           Except as set forth on Schedule 3.9(c), the Company is and has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, the Service Contract Act of 1965 and occupational safety and health requirements, and the Company has not engaged in any unfair labor practice. The Company is not nor has it been liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. All Persons classified by the Company as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company and who has been treated by the Company as an independent contractor, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company.

(d)           To the Knowledge of the Company, except as set forth in Schedule 3.9(d), no third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (i) violated any of the terms or conditions of his or her employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) interfered in the employment relationship between such third party and any of its present or former employees. To the Knowledge of the Company, no person employed by or affiliated with the Company has employed or has proposed to employ any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Product or proposed Product or the development or sale of any service or proposed service of the Company.

(e)           Schedule 3.9(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan.

3.10         Taxes.

(a)           The Company has filed (or has had filed on its behalf) on a timely basis all Tax Returns it is required to have filed. All such Tax Returns are materially correct and complete in all respects. Except as set forth on Schedule 3.10(a), all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid on a timely basis. No claim has ever been made in writing (or to the Knowledge of the Company or any Seller, in any other manner) by a Government Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company has not commenced activities in any jurisdiction which would reasonably be expected to require the Company to make an initial filing of any Tax Return with respect to Taxes imposed by a Government Authority that it had not previously been required to file in the immediately preceding taxable period. The Company has not requested or obtained any extension of time within which to file any Tax Return, which Tax Return has not since been filed. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           The Company has complied in all material respects with all applicable Laws, rules and regulations relating to withholding Taxes including, without limitation, the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6048 of the Code, as well as any similar provisions under any other laws, and has, within the time and manner prescribed by law, withheld from employee wages and other payments and paid over to the proper Government Authority all amounts required to have been so withheld and paid.

(c)           There are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Company by any Government Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. There is no audit or other proceeding presently pending or threatened with regard to any Tax Liability or Tax Return of (i) the Company or (ii) any Seller relating to the Company. Neither the Company nor any Seller has received a written ruling from or entered into a written agreement with a Government Authority relating to any Tax if such ruling or agreement could have a continuing effect with respect to any taxable period of the Company for which the Company has not filed a Tax Return. No issue has been raised by any Government Authority with respect to Taxes of the Company in any prior examination which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency for any other taxable period.

(d)           No agreement, waiver or other document or arrangement extending, or having the effect of extending, the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with any Government Authority by or on behalf of the Company that has continuing effect; and no power of attorney with respect to any Tax matter relating to the Company is currently in force.

(e)           The Company has not filed any consent or entered into any agreement under Section 341(f) of the Code with respect to any of its assets.

(f)            The Company is not a party to any agreement, contract, arrangement or plan that under certain circumstances could require any payment (within the meaning of Section 280G of the Code) of any employee remuneration after the Closing Date that would be a “parachute payment” within the meaning of Section 280G of the Code.

(g)           The Company has not made or agreed to make, and is not required to make (other that pursuant to Section 448 of the Code by reason of the consummation of the Merger), any change in method of accounting of the Company used by it in any Tax Return filed by the Company which change in method would require the Company to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision) on any Tax Return for any taxable period for which the Company has not yet filed a Tax Return; and neither is there any application pending with any Government Authority requesting permission for the Company to make any change in any accounting method, nor has the Company received any notice that a Government Authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company.

(h)           The Company is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement (other than any such agreement created by the execution of this Agreement). The Company (i) is not and has not been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) or similar group of entities with which the Company joined, or was or may be required to join, for any taxable period in making a consolidated federal income Tax Return or other Tax Return in which Tax Liability was or would be computed on a consolidated, combined, unitary or similar basis, and (ii) does and has not had a relationship to any other Person which would cause it to be liable for Taxes owing by any other Person, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract.

(i)            The Company has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or before the Closing Date to a period (or portion thereof) beginning after the Closing Date. The Company has no deferred income or Tax Liability arising out of any transaction, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code (other than any obligations of Buyer to make payments in respect of the Purchase Price pursuant to this Agreement which are deemed to have been received by the Company pursuant to the Section 338(h)(10) Elections), (iii) use of the long-term contract method of accounting, or (iv) receipt of any prepaid amount on or before the Closing Date, except to the extent adequately reserved for on its Balance Sheet.

(j)            Schedule 3.10(j) identifies all Tax Returns that the Company has filed on or after January 1, 2001 and the taxable period covered by each such Tax Return, and identifies all Tax Returns or periods (regardless of when filed) that have been audited or are currently the subject of an audit by a Government Authority. The Company has provided to the Buyer complete and accurate copies of all of the following materials that relate to Tax periods ending after January 1, 2001:  (i) all income Tax Returns filed by or with respect to the Company, (ii) all elections relating to Taxes which have continuing effect for taxable years ending after the Closing Date filed by or on behalf of the Company with any Government Authority (other than elections which are included in or apparent from Tax Returns referred to in (i) above), (iii) all examination reports relating to Taxes of the Company issued as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes, and (iv) all statements of Taxes assessed against the Company that were not shown on Tax Returns filed by the Company before such assessment. To the extent requested, the Company has made available to Buyer complete and accurate copies of all Tax documents.

(k)           The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the preceding five (5) years.

(l)            No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(m)          The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(n)           The Company has been a “small business corporation” within the meaning of Section 1361(b) of the Code at all times since January 1, 1995. For all taxable years beginning on or after January 1, 1995, the Company has had in effect a valid election under Section 1362(a) of the Code, and during all such taxable years has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation where such treatment is legally available. The Company has not at any time made any election or filing to be treated as a Subchapter C corporation for state income Tax purposes in any of those states since its election under Section 1362(a) of the Code became effective.

(o)           The Company has not had at any time any “net unrealized built-in gain” within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company were disposed of as of the Closing Date at their respective fair market values. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, (ii) acquired the stock of any corporation which was treated for federal income tax purposes as having transferred its assets to the Company in a transaction to which Section 381 of the Code applied, whether by reason of election of qualified subchapter S subsidiary status (within the meaning of Section 1361(b)(3)(B) of the Code) or otherwise, or (iii) become a successor to any Person by reason of any acquisition of a substantial part of the assets of such Person, whether by contract or by operation of Law pursuant to a merger or consolidation or similar transaction.

(p)           Neither the Company nor any Seller knows or has reason to believe, after consultation with tax counsel, that the Buyer’s acquisition of the Company’s capital stock pursuant to this Agreement would not qualify as a “qualified stock purchase” within the meaning of Section 338 of the Code and Treasury Regulations thereunder, as to which an election properly may be made under Section 338(h)(10).

(q)           The Company does not have a “permanent establishment” in any foreign country as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country and has not otherwise taken steps or conducted business operations that have exposed, or will expose it to the taxing jurisdiction of a foreign country. The Company has complied with all applicable tax laws and regulations of each country (including political subdivisions thereof) in which the Company, has performed services, even where such services relate or are provided solely to agencies of the United States government.

(r)            Neither Company nor any of its Subsidiaries is or has been a beneficiary or has otherwise participated in any “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations that was, is or to the Knowledge of the Company will ever be required to be disclosed under Section 1.6011-4 of the Treasury Regulations, and no Tax Return of Company or any of its Subsidiaries has (i) contained a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of Law), or (ii) been filed with respect to which the Company was advised by its return preparer to consider making disclosure with respect to Section 6662 of the Code, which disclosure was not made.

(s)           The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(t)            The Company (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes or (ii) does not own any interest in an entity that is treated as an entity disregarded as separate from its owner for federal Tax purposes, or as to which an election pursuant to Treasury Regulation Section 301.7701-3 has been made.

3.11         Property.

(a)           The Company owns no real property and has never owned any real property. Schedule 3.11(a) sets forth an accurate and complete list of all real property leased by the Company or to which the Company may have any leasehold rights (collectively, the “Facilities”). True, complete and correct copies of all leases of real property listed on Schedule 3.11(a) have been delivered to the Buyer. Except as otherwise disclosed on Schedule 3.11(a), to the Knowledge of the Company, no person, firm or corporation, other than the owner of such real property and the Company, has any rights (including rights arising under an installment contract, option to purchase, easement, right-of-way, lease, sublease or otherwise) with respect to the Facilities or any part thereof. All leases set forth on Schedule 3.11(a) are in full force and effect and constitute valid and binding agreements of the Company and, to the Knowledge of the Company, the other party or parties thereto in accordance with their respective terms.

(b)           Schedule 3.11(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in the case of (i) and (ii) valued in excess of Ten Thousand Dollars ($10,000). True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.11(b) have been delivered to the Buyer. All of the personal property listed on Schedule 3.11(b) is in good working order and condition, ordinary wear and tear excepted. All personal property used by the Company is either owned by the Company or leased under an agreement listed on Schedule 3.11(b). All leases set forth on Schedule 3.11(b) are in full force and effect and constitute valid and binding agreements of the Company and, the other party or parties thereto in accordance with their respective terms.

(c)           The Company has good and marketable title to the Company’s assets, free and clear of any and all Encumbrances and defects in title (other than Permitted Encumbrances). To the Knowledge of the Company, the Company’s assets, taken together, are adequate and sufficient for the operation of its business as currently conducted. There are no facts or conditions affecting the Company’s assets which would, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

3.12         Contracts.

(a)           Schedule 3.12(a) sets forth an accurate and complete list of each Material Contract. To the Knowledge of the Company, no Contract has been breached or cancelled by the other party, and the Company has no Knowledge of any anticipated breach by any other party to any Contract (with or without notice or lapse of time). The Company has performed all the obligations required to be performed by it in connection with the Contracts and is not in default under or in breach of any Contract, and no event has occurred which with the passage of time or the giving of notice or both would reasonably be expected to (i) result in a default or breach thereunder; (ii) give any Person the right to declare a default or exercise any remedy under any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or materially modify any Contract. The Company has not waived any of its material rights under any Contract. The Company has no present expectation or intention of not fully performing any obligation pursuant to any Contract. Each Contract is legal, valid, binding, enforceable and in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general, and shall continue as such following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.12(a), no Contract obligates the Company to process, manufacture or deliver products or perform services that shall result in a loss to the Company upon completion of performance.

(b)           The Company has provided the Buyer with a true and correct copy of all written Contracts which are required to be disclosed on Schedule 3.12(a), in each case together with all amendments, waivers or any other changes thereto (all of which are disclosed on Schedule 3.12(a)). Schedule 3.12(b) contains an accurate and complete description of all material terms of all oral Material Contracts.

(c)           No Person is currently renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Contract or any other term or provision of any Contract.

(d)           Schedule 3.12(d) identifies and provides an accurate and complete description of each proposed Contract as to which any pending bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

3.13         Litigation. Except as set forth on Schedule 3.13, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity or in any administrative or arbitration proceeding, pending or, to the Knowledge of the Company, threatened against or affecting the Company before any court, agency, authority or arbitration tribunal. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any such litigation, suit, proceeding, action, claim or investigation. The Company is not subject to or in default with respect to any notice, order, writ, injunction or decree of any Government Authority or arbitration tribunal.

3.14         Compliance with Laws. The Company has complied and is currently in compliance in all material respects with all applicable Laws, regulations, rules, orders, permits, judgments, decrees and other requirements and policies imposed by any Government Authority and there are no violations of any other ethical requirement applicable to the Company. Neither the Company, nor any Seller, nor any of the employees, partners, principals, agents or assignees of the Company or any Seller have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2. The Company has all licenses, permits, approvals, qualifications or the like, from any Government, Government Authority or Person necessary for the conduct of its business as conducted all such items are in full force and effect and the Company is and has at all times been in compliance with the terms thereof (other than immaterial licenses, permits, approvals, qualifications or the like required by any state or local Government Authority). Schedule 3.14 sets forth all licenses and permits held by the Company which terminate or become renewable at any time prior to the first anniversary of the date of this Agreement. Except as set forth on Schedule 3.14, to the Knowledge of the Company, there are no facts or circumstances in existence which are reasonably likely to prevent the Company from renewing each such license and permit. The Company has not received any written notice or citation for any actual or potential noncompliance with any of the foregoing in this Section 3.14, and, to the Knowledge of the Company, there exists no condition, situation or circumstance, nor has there existed such a condition, situation or circumstance, which, after notice or lapse of time, or both, would reasonably be expected to constitute noncompliance with or give rise to future Liability with regard to any of the foregoing in this Section 3.14.

3.15         Government Contracts.

(a)           Schedule 3.15(a) lists all Government Contracts and Government Bids as of November 30, 2005, including the name and number of the Government Contract and the applicable solicitation name and number for the Government Bid; the name of the other contracting party; the name of the Government Authority that is the customer (if different from the contracting party); for task orders and delivery orders, the name and number of the Government Contract (including any blanket purchase agreement) under which the order was issued or the Government Bid was submitted; the date the Government Contract was awarded; and the scheduled end date of the Government Contract. Except as set forth on Schedule 3.15(a), the Company has not entered into any Government Contract that has not been closed out or submitted any outstanding Government Bid that remains outstanding. The Company has made available to the Buyer correct and complete copies of all Government Contracts and outstanding Government Bids. All Government Contracts constitute valid and binding obligations of the Company and, to the Knowledge of the Company, of the other party or parties thereto, and are fully enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general. To the extent required with respect to any of the Government Contracts that have not been closed out, except as set forth on Schedule 3.15(a), the Company has obtained each novation or other consents from any Government Authority for (or has provided notice of) the assignment or transfer to the Company of all right, title and interest in and to such Government Contract.

(b)           Schedule 3.15(b) sets forth, as of November 30, 2005, for each Government Contract, each project with a firm order whereby the contractual value of work not yet performed (funded or unfunded) exceeds $50,000; the contractual value of such work not yet performed thereunder as of such date; and any dollar amounts included that are not yet funded.

(c)           With respect to each Government Contract or Government Bid, (i) the Company has complied in all material respects with all terms and conditions of such Government Contract, including all provisions incorporated by reference or by operation of law therein, (ii) the Company has complied in all material respects with all requirements of all Laws pertaining to such Government Contract, (iii) all representations and certifications executed by the Company pertaining to such Government Contract or Government Bid were complete and correct in all material respects as of their effective date and the Company has complied with all representations and certifications, (iv) the Company has not submitted any materially inaccurate, untruthful or misleading cost or pricing data, certification, bid, proposal, report, invoice, claim, or other information to a Government Authority, prime contractor, subcontractor, vendor or any other Person relating to any Government Contract or Government Bid, (v) neither a Government Authority nor any prime contractor, subcontractor, or any other Person has notified the Company, either in writing or orally, that the Company has breached or violated any law, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, (vi) no cancellation, termination for convenience, termination for default, suspension, stop work order, cure notice, or show cause notice is currently in effect nor, to the Knowledge of the Company, is any such action being proposed or threatened, pertaining to such Government Contract, (vii) no cost claimed or proposed by the Company pertaining to any Government Contract or Government Bid is the subject of any audit or investigation nor, to the

Knowledge of the Company, has any such audit or investigation been threatened, (viii) no Seller nor the Company has information that any option with respect to such Government Contract will not be exercised or that any Government Contract will be terminated, cancelled, or will otherwise come to an end prior to the end of its stated term (including all option periods), (ix) there are no pending recommendations by any Government auditor that any cost claimed by the Company is unallowable, and (x) all amounts previously charged to or presently carried as chargeable to any cost-reimbursable Government Contract are allowable pursuant to 48 C.F.R. Part 31. The Company is not in receipt or possession of any competitor or Government Authority’s proprietary or procurement sensitive information under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized. The Company has not misused or disclosed any classified information or any records subject to the Privacy Act (5 U.S.C. § 552a).

(d)           (i) Neither the Company nor any of the Company’s directors, officers, employees, or (to the Knowledge of the Company) any consultants or agents is or has, during the past three (3) years, been under administrative, civil or criminal audit, indictment or information by any Government Authority or, to the Knowledge of the Company, subject to any pending internal investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid. (ii) During the past three (3) years, the Company has not conducted or initiated any internal investigation or made a voluntary disclosure to any Government Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid.

(e)           Schedule 3.15(e) lists each draft and final audit report received by the Company during the past five (5) years with respect to the audit by any Government Authority of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company. The Company has made available to the Buyer correct and complete copies of each such report.

(f)            There exist (i) no outstanding claims against the Company, either by any Government Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid, (ii) no material delivery or performance problems with respect to any Government Contract, (iii) no claims or disputes between the Company and any Government Authority or between the Company and any prime contractor, subcontractor, vendor, or other Person, in each case arising under or relating to any Government Contract or Government Bid, (iv) no circumstances in which the Company or any other party to a Government Contract has terminated, cancelled or waived any material term or condition of any Government Contract, (v) no material projected cost overruns on any of the Government Contracts and (vi) to the Knowledge of the Company, no circumstances in which the Company has an interest in any pending or potential claim against any Government Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(g)           No money due to the Company in an amount in excess of $50,000 pertaining to any Government Contract has been withheld or set off nor has any claim been made to withhold or set off money and the Company is entitled to all progress payments received with respect thereto, and the Company has not received nor expects to receive any requests with respect to any Government Contract for equitable adjustment.

(h)           The Company has neither been disqualified, debarred, or suspended from participation in the award of contracts with the Government or any Government Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) nor, to the Knowledge of the Company, are there facts or circumstances that would reasonably be expected to warrant the institution of disqualification, suspension, or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company or any director, officer, or employee of the Company.

(i)            The Company’s cost accounting, estimating proposal and indirect rate proposal, confidential and classified information access and maintenance, time-keeping and labor charging, wage classification and Fair Labor Standards Act exemption, and procurement systems and the associated entries reflected in the Company’s financial statements with respect to the Government Contracts and Government Bids are in material compliance with all applicable Laws and Government Contract provisions, including, without limitation, applicable cost principles and applicable cost accounting standards.

(j)            Schedule 3.15(j) contains a complete and correct list of all government-owned property at the Company’s facilities provided under, necessary to perform the obligations under, or for which the Company is accountable under the Government Contracts. All such government-owned property is administered, maintained, identified, tracked, used, managed, accounted for and disposed of in accordance with a government-approved property management system and is in the condition described therein.

(k)           The Company has delivered or made available to the Buyer copies of all written negative past performance evaluations, comments or reviews by any Government Authority or any other Person in connection with any Government Contract which copies were received by or made accessible to the Company in the last three (3) years.

(l)            Each employee, agent, consultant, or representative of the Company required to possess a Government security clearance (“Security Clearance”) to engage in the performance of any Government Contract currently possesses a valid Security Clearance, and, to the Knowledge of the Company, has not taken or failed to take any action which would reasonably be expected to result in the termination of such valid Security Clearance, and has possessed such Security Clearance since the date it was required.

(m)          Except as set forth on Schedule 3.15(m), none of the Company’s current Government Contracts between the Company and the U.S. Government or a Governmental Authority was based in part on the Company’s status as a small business (including without limitation, a small disadvantaged business (“SDB”), a woman-owned small business (“WOSB”), or a Small Business Administration (“SBA”) Section 8(a) program participant). The Company is not claiming eligibility as a small business, including eligibility as an SDB, a WOSB or Section 8(a) Program participant, with respect to any pending Government Bid. The Company has never been the subject of an SBA certificate of competency, size determination, size protest, size appeal or a review of eligibility for SDB or 8(a) status after initial entry into such program.

(n)           Except for those liens listed on Schedule 3.15(n), made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, convey, or transfer to any Person, any right, title or interest in or to any of the Government Contracts or Government Bids, or any account receivable relating thereto, whether as a security interest or otherwise.

(o)           All technical data, computer software and computer software documentation (as those terms are defined under the Federal Acquisition Regulation and its supplemental regulations) developed, delivered, or used under or in connection with the Government Contracts have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been provided. All disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

(p)           Schedule 3.15(p) sets forth all of the Company’s contingent fee agreements relating to its Government sales and marketing efforts. Except as set forth on Schedule 3.15(p), each such arrangement has been properly disclosed to the appropriate Government Authority.

3.16         Environmental and Safety Matters. The Company has conducted its business in compliance in all material respects with all applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned or operated by the Company contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. The Company has not received any written notices, demand letters or requests for information from any Government Authority or other Person, which has not heretofore been resolved with such Government Authority or other Person, indicating that the Company may be in violation of, or liable under, any Environmental Law. There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law which have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported in violation of any applicable Environmental Law from any properties owned by the Company. To the Knowledge of the Company, no remediation or investigation of Hazardous Substances is occurring at any property operated or formerly operated by the Company. To the Knowledge of the Company, the Company and any of its properties are not subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

3.17         Insurance. Schedule 3.17 lists and briefly describes each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder. The Company has provided copies to the Buyer of all such insurance policies. All of such insurance policies are in full force and effect, and the Company is not nor has it ever been in default with respect to its obligations under any such insurance policies and the Company has never been denied insurance coverage. The Company is current in all of its premiums for its insurance policies. Neither the Company nor any Seller knows of any threatened termination of, or material premium increase in excess of industry norms with respect to, any such policies. The Company has no self-insurance or co-insurance programs.

3.18         Intellectual Property.

(a)           The Company has sole title to and ownership of, or possesses legally enforceable rights to use under valid and subsisting written license agreements, all Company Intellectual Property Rights, and the Company has not misappropriated, is not in conflict with and is not infringing upon the Intellectual Property Rights of any Person. The Company is the sole and exclusive owner of the Company Intellectual Property Rights free and clear of any Encumbrances or other rights or claims of others, except for Third Party Intellectual Property Rights. To the Knowledge of the Company, none of the Company Intellectual Property Rights is being infringed by activities, products or services of, or is being misappropriated by, any other Person.

(b)           Schedule 3.18(b) lists or describes (i) all registered and pending applications for registration of Company Intellectual Property Rights; (ii) all written agreements pursuant to which the Company is permitted to use Third Party Intellectual Property Rights excluding commercial-off-the shelf products that are used pursuant to a shrink wrap or other similar agreements; (iii) all material agreements or other arrangements under which the Company has provided or agreed to provide or make available object or source code to any Product to any Person, including, without limitation, to end-users (other than End-User Licenses); and (iv) each Material Contract, other than a Material Contract entered into by the Company in the ordinary course of business, pursuant to which the Company has granted to any Person any rights with respect to any Company Intellectual Property Rights. The Company has made available to the Buyer correct and complete copies of all registrations and applications and all licenses, sublicenses and agreements (excluding shrink wrap license agreements) relating to the Company Intellectual Property Rights, each as amended to date. The Company is not a party to any oral license, sublicense or other agreement which, if reduced to written form, would be required to be listed in Schedule 3.18(b) under the terms of this Section 3.18(b).

(c)           Except as set forth on Schedule 3.18(c), with respect to each item of Third Party Intellectual Property Rights, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such item.

(d)           The Company has made available to the Buyer copies of the Company’s standard forms of end-user license agreements (“End-User Licenses”). Except as set forth on Schedule 3.18(d), to the Knowledge of the Company, there are no material errors, omissions, issues or defects in the Products. Except as set forth on Schedule 3.18(d), the Company has not made any material oral or written representations or warranties with respect to its Products or services.

(e)           The Company has used reasonable efforts to protect and enforce its trade secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Company Intellectual Property Rights. Except as set forth on Schedule 3.18(e), all officers, employees and consultants of the Company who have had access to proprietary information or Company Intellectual Property Rights have executed and delivered to the Company agreements (copies of which have been provided to the Buyer) to maintain the confidentiality of the Company Intellectual Property Rights and to assign to the Company all Intellectual Property Rights arising from the services performed for the Company by such persons. No current or prior officers, employees or consultants of the Company have claimed any ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or consulting to the Company, or otherwise. To the Knowledge of the Company, there has been no violation of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property Rights. Except as set forth on Schedule 3.18(e) and except for the Third Party Intellectual Property Rights, all Company Intellectual Property Rights have been developed by employees of the Company, within the course and scope of their employment.

(f)            No Federal, state, local or other government funding or university or college facilities were used in the development of the Products and such Products were not developed pursuant to any contract or other agreement with any Person except pursuant to contracts or agreements listed in Schedule 3.18(f).

3.19         Related Party Transactions. Except as set forth on Schedule 3.19, the Company has not, since December 31, 2001, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or officer (or equivalent thereof) of the Company. No officer or director of the Company has received since December 31, 2001, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with the Company. The Company is not a party to or bound by any Contract or other commitment or transaction with any Related Party, nor do any Related Parties have any legal or beneficial interest in the assets or property owned or used by the Company, in any Contracts to which the Company is a party, or in any other Person with which the Company is or has been party to a Contract. Except as set forth on Schedule 3.19, there are no outstanding claims, accounts payable or receivable, intercompany loans, indebtedness, or other Liabilities, between the Company and any Seller or any Related Parties, and all such Liabilities have been, or will be prior to Closing, repaid in full.

3.20         Brokers. Except as set forth on Schedule 3.20, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Company or any Seller.

3.21         Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company maintains an account or safe deposit box, the names of all Persons authorized to withdraw therefrom or have access thereto and the names of all Persons holding powers of attorney from the Company as of the date of this Agreement.

3.22         Disclosure. To the actual knowledge of the Company, no representation or warranty by the Company or any Seller contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer to enter into this Agreement, each Seller, jointly and severally, represents and warrants to the Buyer, as of the date hereof and as of the Closing, as follows:

4.1           Authority for Agreement. Each Seller has full power, authority and legal right and capacity to enter into and perform such Seller’s obligations under this Agreement and each other document contemplated hereby to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the other documents contemplated hereby to which such Seller is a party have been duly executed and delivered by such Seller and are legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general.

4.2           No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by each Seller of this Agreement and the other documents contemplated hereby and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by any (x) contract or Encumbrance to which such Seller is a party or by which it is bound or (y) any Law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to such Seller; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person upon any Shares or any of the properties or assets of the Company. Other than as set forth on Schedule 3.3 or 4.2, no notice to, filing with, or consent of, any Person is necessary in connection with, nor is any “change of control” provision triggered by, the approval, adoption, execution, delivery or performance by each Seller of this Agreement and the other documents contemplated hereby nor the consummation by such Seller of the transactions contemplated hereby or thereby. Each Seller has given all notices, made all filings and obtained all consents set forth on Schedule 4.2 or will have done so prior to Closing.

4.3           Company Stock. The Sellers and the other Persons listed on Schedule 3.4(a) are the sole holders of the issued and outstanding shares of capital stock of the Company and each Seller and other Person listed on Schedule 3.4(a) holds of record and beneficially the number of shares of Company Common Stock as are set forth opposite such Seller’s or other Person’s name on Schedule 3.4(a), free and clear of any Encumbrance (other than restrictions imposed by federal and state securities laws). All other information in Section 3.4(a) and on Schedule 3.4(a) with respect to such Seller or other Person is true, correct and complete. Except as set forth in this Agreement in Section 6.14 or on Schedule 3.4(d), there are no proxies, voting rights, shareholders agreements or other agreements or understandings, to which any Seller is a party or by which any Seller is bound, with respect to the voting or transfer of the capital stock of the Company.

4.4           Brokers. Except as set forth on Schedule 3.20, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company or any Seller for any commission, fee or other compensation payable as a finder or broker because of any act or omission by any Seller.

4.5           Disclosure. To the actual knowledge of any Seller, no representation or warranty by any Seller contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Buyer pursuant hereto, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers, as of the date hereof and as of the Closing, as follows:

5.1           Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing in each jurisdiction where the character or location of its assets or properties owned, leased or operated by it or the nature of its activities makes such qualification necessary. The Buyer has full corporate power and authority necessary to own and operate its properties and to conduct its business as conducted.

5.2           Authority for Agreement. The Buyer has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. Upon due approval by the board of directors of the Buyer, the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be authorized. Other than due approval by the board of directors of the Buyer, no other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Upon due approval by the board of directors of the Buyer, this Agreement and the other documents contemplated hereby to which Buyer is a party shall be legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general.

5.3           No Violation to Result. Except as set forth on Schedule 5.3, the execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time):  (i) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by, (x) any of the terms of the Certificate of Incorporation or Bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer or stockholders of the Buyer, or (y) any Contract or Encumbrance to which the Buyer is a party or by which it is bound; or (z) any law, judgment, decree, order, rule, regulation, permit, license or other legal requirement of any Government Authority applicable to the Buyer; (ii) give any Government Authority or other Person the right to challenge any of the transactions contemplated by this Agreement; or (iii) result in the creation or imposition of any Encumbrance, possibility of Encumbrance, or restriction in favor of any Person, upon any of the properties or assets of the Buyer. Other than as set forth on Schedule 5.3 or as otherwise expressly set forth herein, no notice to, filing with, or consent of, any Person is necessary in connection with the execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.4           Litigation. As of the date hereof, there is no litigation, suit, proceeding, action, claim, demand or investigation, at law or in equity or in any administrative or arbitration proceeding, pending or, to the Knowledge of the Buyer, threatened against or affecting the Company before any court, agency, authority or arbitration tribunal that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the transactions contemplated hereby.

5.5           Investment Intent. The Buyer is acquiring the capital stock of the Company for its own account, for investment purposes, and not with a view to resale or distribution of the capital stock of the Company within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

5.6           No Additional Representations. Buyer acknowledges that, except as expressly set forth in this Agreement or in any certificate, schedule or other instrument or agreement delivered or required to be delivered to the Buyer pursuant hereto (or any other document delivered to the Buyer as a condition to the Closing pursuant to Article VII hereof), none of the Sellers, the Company or any Person acting on their behalf makes, or shall be deemed to have made, any representation or warranty, express or implied, as to the accuracy or completeness of any of the information or documents, financial or otherwise, regarding Sellers or the Company that have been prepared and furnished in good faith and based on reasonable assumptions (including, without limitation, any estimates, projections, forecasts, budgets or other forward-looking information) and have been provided or otherwise made available to Buyer or any Person acting on behalf of Buyer (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above) on or prior to the date hereof.

5.7                                 Brokers. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon any of the Sellers for any commission, fee or other compensation payable as a finder or broker because of any act or omission by the Buyer.

5.8                                 Disclosure. To the actual knowledge of the Buyer, no representation or warranty by the Buyer contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, schedule or other instrument, document, agreement or writing furnished or to be furnished to the Seller pursuant hereto, contains or will contain any untrue statement of a fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                                 Access to Properties and Records. The Company shall afford to the officers, employees, attorneys, accountants and other authorized representatives of the Buyer reasonable access during regular business hours to all of its assets, properties, books and records and employees in order to afford the Buyer as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company, and the Buyer and its representatives shall be permitted to make extracts from, or take copies of, such books, records (including the stock record and minute books) or other documentation as may be reasonably necessary; provided that no such access shall unreasonably interfere with the operations or business of the Company. The Company shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Company, its business as presently conducted, as conducted in the past and as proposed to be conducted in the future, and properties and assets which any of the officers, employees, attorneys, accountants or other authorized representatives of the Buyer may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty of any Seller or the Company contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any provision hereof.

6.2                                 Interim Covenants of the Company and the Sellers. From the date of this Agreement until the Closing Date, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth on Schedule 6.2, the Company and the Sellers shall (i) use their reasonable best efforts to keep intact the Company and its business, as presently conducted or as conducted in the past, and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business as the same is presently being conducted; (ii) use their reasonable best efforts to keep available the services of the directors, officers, employees, independent contractors and agents of the Company and retain and maintain good relationships with its clients and maintain the Company’s assets and the Facilities in good condition; (iii) perform their obligations under the Contracts and Government Contracts; (iv) use their reasonable best efforts to maintain the goodwill and reputation associated with the Company; and (v) on or prior to the Closing Date, to the extent requested by the Buyer, take such actions as may be required to terminate, contingent on the Closing, any or all of the Benefit Plans and withdraw Company Employees from participation in any Benefit Plans that it does not sponsor. Without limiting the generality of the foregoing, the Company shall not (and the Sellers shall not cause or permit the Company to), except as permitted in writing by the Buyer or as set forth on Schedule 6.2:

(a)                                  adopt or propose any change to the Company’s Articles of Incorporation, Bylaws or other organizational documents;

(b)                                 merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person or effect any business combination, recapitalization or similar transaction;

(c)                                  purchase, sell, lease or dispose of or make any contract for the purchase, sale, lease or disposition of or make subject to a security interest or any other Encumbrance (other than a Permitted Encumbrance), any of the Company’s properties or assets, other than in the ordinary and usual course of its business, consistent with the representations and warranties contained herein, and not in breach of any of the provisions of this Section 6.2, in each case for a consideration at least equal to the fair value of such property or asset;

(d)                                 grant any salary increase to, or increase the draw of, any of the officers, directors, or, except in the ordinary and usual course of its business or as set forth on Schedule 6.2(d), employees or agents of the Company, or grant or amend any Restricted Stock Awards, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, stock option, group insurance, death benefit or other fringe or other Benefit Plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

(e)                                  incur any bank indebtedness or borrowings, whether or not in the ordinary course of its business, or issue any commercial paper;

(f)                                    enter into any leases of real property;

(g)                                 enter into any leases of equipment and machinery except in the ordinary course of business;

(h)                                 enter into any Contract (i) which would be required to be listed on Schedule 3.12 had it been entered into prior to the date hereof (without the Buyer’s prior written consent which shall not be unreasonably withheld) or (ii) in which any Affiliate of the Company or any Seller has any beneficial interest;

(i)                                     amend or prematurely terminate, or waive any material right or remedy under, any Contract (without the Buyer’s prior written consent which shall not be unreasonably withheld);

(j)                                     write-off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other receivable (without the Buyer’s prior written consent which shall not be unreasonably withheld);

(k)                                  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of the Company’s capital stock or any other securities;

(l)                                     redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare, accrue, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to such capital stock;

(m)                               create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

(n)                                 pay or apply any of the Company’s assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of any Seller or any Affiliate thereof;

(o)                                 change any of its methods of accounting or accounting practices in any respect;

(p)                                 commence or settle any legal proceeding, action, demand, or claim involving $10,000 or more;

(q)                                 make, amend or revoke any election with respect to Taxes, amend any Tax Return, or settle or compromise any Tax Liability;

(r)                                    take any action, fail to take any action or enter into any agreement or understanding that causes the Company or any Seller to be in breach or violation of any of the representations or warranties made in this Agreement or commit a breach of or amend or terminate any Material Contract or any permit, license or other right; and

(s)                                  agree or commit to do any of the foregoing.

6.3                                 Publicity and Disclosure. The Buyer and the Company shall agree with each other as to the form and substance of any press release, publicity or other communication related to this Agreement or the transactions contemplated hereby. No Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement) to any Person unless previously approved by the Buyer. Notwithstanding the foregoing, nothing contained herein shall prohibit the Buyer from making any disclosure which the Buyer in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, after using reasonable efforts to give notice to the Seller Representative and an opportunity to comment on such disclosure.

6.4                                 No Solicitation; No Trading.

(a)                                  The Company and each Seller shall not, and shall not authorize or knowingly permit any director, trustee, officer, employee, consultant, agent or any representative thereof, including without limitation, any broker disclosed in Article III or Article IV hereof (collectively, “Representatives”), to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly:  (a) solicit, accept, approve, encourage (including by way of furnishing information), initiate, or respond to the submission of proposals or offers from any Person for, (b) participate in any discussions or negotiations pertaining to, or (c) furnish any information to any Person, other than the Buyer, relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination involving the Company. The Company and each Seller shall discontinue any and all negotiations with any Person with whom any of them is currently engaged regarding any of the above. If the Company or any Seller receives any unsolicited offer or proposal relating to any of the above, the Company or such Seller shall promptly notify the Buyer thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal, and provide the Buyer with a copy thereof.

(b)                                 The Company and each of the Sellers acknowledge and agree that each is aware (and that each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a Person possessing material nonpublic information about a public company. The Company and each of the Sellers hereby agree that while any of them are in possession of such material nonpublic information, none of such Person or Persons shall purchase or sell any securities of the Buyer, communicate such information to any third parties, take any other action in violation of such laws, or cause or encourage any third party to do any of the foregoing.

6.5                                 Notification of Certain Matters. The Company and the Sellers shall give prompt notice to the Buyer of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Company or the Seller contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of the Company or any Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company or any Seller hereunder. The delivery of any notice pursuant to this Section 6.5 shall not, without the express written consent of the Buyer, be deemed to (x) modify the representations or warranties hereunder of the Company or any Seller, (y) modify the conditions set forth in Article VII or (z) limit or otherwise affect the remedies available hereunder to the Buyer.

6.6                                 Tax Matters.

(a)                                  Post-Closing Tax Returns; Tax Indemnity. Buyer shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning before the Closing Date, provided that if requested by Seller Representative, Buyer shall make commercially reasonable efforts to engage Watkins, Meegan, Drury & Company, L.L.C. to prepare the income Tax Returns of the Company for any taxable period ending on or before the Closing Date. To the extent any Tax shown as due on such Tax Return is payable by any Seller (taking into account indemnification obligations hereunder), (i) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Tax Laws; (ii) such Tax Return shall be provided to the Seller Representative at least twenty (20) days prior to the due date for filing such return (or, if required to be filed within twenty (20) days of the Closing or within forty-five (45) days of the end of the taxable period to which such Tax Return relates, as soon as possible following the Closing or the end of the taxable period, respectively); and (iii) the Seller Representative shall have the right to review and comment on such Tax Return and Buyer and Seller Representative shall cooperate to resolve any disagreements regarding reporting positions to be taken in such Tax Returns. In the case of a disagreement concerning a reporting position that is not controlled by clause (i) of Section 6.6(a)(i) above, Seller Representative may select the reporting position with respect to such matter if (w) there is substantial authority for such position within the meaning of Section 6662 of the Code, (x) no reserve for Tax liability would be required to be established in the financial statements relating to the Buyer or the Company as a result of potential Tax liability that is not shown as due on such Tax Return, (y) such reporting position will not be binding on the Buyer or the Company in the preparation of Tax Returns in any taxable period ending after the Closing Date and (z) adequate security (determined within the sole reasonable discretion of Buyer) is provided to the Buyer to secure the indemnification obligations of the Sellers under Section 9.1(a)(vii) for Damages which could result from the failure to sustain such Tax reporting position. Pursuant to Section 9.1(a)(vii), promptly upon request by Buyer, the Sellers shall pay to the applicable Buyer Indemnified Party the amount of any Taxes paid or required to be paid by the Company that are attributable to any taxable period beginning on or before the Closing Date; provided, however, that with respect to a taxable period ending after the Closing Date, such indemnity shall be limited to the Taxes attributable to the portion of such period ending on the Closing Date as described in Section 6.6(b). For avoidance of doubt, all Taxes attributable to the Section 338(h)(10) Elections shall be considered to be allocable to the taxable period or portion thereof ending on the Closing Date, and subject to the foregoing indemnification by the Sellers. To the extent permitted by applicable law, the Sellers shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s filed with the Tax Returns of the Company filed pursuant to this Section 6.6. The Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning after the Closing Date, and pay (or cause to be paid) all Taxes required to be paid by the Company with respect to any taxable period beginning after the Closing Date; provided that the Buyer’s obligations to prepare and file such Tax Returns and pay such Taxes shall not prevent recovery of Damages to which any Indemnified Party is entitled under Section 9.1 in connection therewith.

(b)                                 Allocation of Taxes. The Sellers, the Buyer and the Company shall, to the extent permitted by applicable law, cause the taxable period of the Company to end as of the close of the Closing Date. The Buyer shall not cause the Company to take any actions on the Closing Date after the Closing that are out of the ordinary course of business, except as contemplated by this Agreement. For purposes of this Agreement, Company Taxes incurred with respect to a taxable period that includes but does not end on the Closing Date, shall be allocated to the portion of the period ending on the Closing Date (i) except as provided in (ii) and (iii) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (ii) except as provided in (iii) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise feasibly allocable to specific transactions or events, in proportion to the number of days in such period occurring before the Closing Date compared to the total number of days in such period, and (iii) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date (for the elimination of doubt, Taxes incurred by reason of the transactions contemplated by this Agreement shall be allocated to the portion of the period ending on the Closing Date). Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company.

(c)                                  Transfer Taxes, Etc. Notwithstanding any provision to the contrary in this Agreement, all Transfer Taxes incurred by Sellers in connection with the transactions contemplated by this Agreement shall be paid by the Sellers when due. The Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable law, the Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(d)                                 Tax Elections; Amended Returns. Except in connection with an audit resolved pursuant to Section 6.6(h) of this Agreement, no Party may amend a Tax Return of the Company, or file or amend any Tax election of the Company, in each case, with respect to a taxable period beginning before the Closing Date without the consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

(e)                                  Cooperation, Access to Information, and Record Retention. The Sellers, the Company and the Buyer shall cooperate, and shall cause their representatives to cooperate, as and to the extent reasonably requested by any other Party hereto in connection the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers, the Buyer and the Company shall (i) retain all books and records with respect to Company Taxes (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period and (ii) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of such books and records.

(f)                                    Tax Certificates, Etc. The Parties further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Government Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

(g)                                 Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than any such agreement created by the execution of this Agreement) shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(h)                                 Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company which may give rise to Liability of another Party hereto (including pursuant to the indemnification provisions of this Agreement), shall promptly notify such other Party within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a Liability of such other Parties which could reasonably be a basis for a claim pursuant to the indemnity obligations hereunder. The Seller Representative shall have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of its choice, but reasonably satisfactory to Buyer, at the Sellers’ expense, but only to the extent such audit or other proceeding pertains to Tax periods ending on or before the Closing Date. Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential Liability of the Sellers (including any indemnity obligation under this Agreement). Both the Buyer and the Sellers (through the Seller Representative) shall be entitled to represent their respective interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a Tax period that includes but does not end on the Closing Date. Notwithstanding the foregoing provisions of this Section 6.6, the Seller Representative shall not, without the Buyer’s consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax Liability of the Buyer, any Affiliate of the Buyer, or (with respect to any taxable period (or portion thereof) beginning after the Closing Date) the Company. Except as provided in this Section 6.6 the provisions of Article IX including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

(i)                                     Section 338(h)(10) Elections. The Sellers will join with the Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax law) (collectively, the “Section 338(h)(10) Elections”) with respect to the Stock Purchase under this Agreement. The Buyer shall be responsible for the timely and accurate preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Elections and shall provide the Sellers with properly completed copies of Form 8023 (and any corresponding state or local Tax forms) prior to the Closing Date. The Sellers agree to execute and deliver to the Buyer on the Closing Date any such forms that are or have been provided by the Buyer for execution and to promptly execute such other forms as may be reasonably requested by the Buyer thereafter in connection with making or perfecting the Section 338(h)(10) Elections. The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Buyer or the Sellers in order to timely file the Section 338(h)(10) Elections. The Company and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and the Sellers shall not take or allow any action other than the Stock Purchase pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(j)                                     Purchase Price Allocation. The Parties agree that the consideration to be paid pursuant to Article I of this Agreement and other items properly includible in the deemed sales price of the assets of the Company pursuant to the Section 338(h)(10) Elections shall be allocated, for Tax purposes, among the Company’s assets in a manner consistent with the provisions of Section 338 and Section 1060 of the Code and all regulations promulgated thereunder. The Buyer shall prepare IRS Form 8883 for inclusion with the federal income Tax Return of the Company ending on the Closing Date and any similar allocation required under state, local, or foreign law (collectively, “IRS Form 8883”). The Buyer shall permit the Seller Representative to review and comment on IRS Form 8883. The Company, the Sellers and the Buyer agree to report this transaction for federal Tax purposes as a valid election under Section 338(h)(10) of the Code and in accordance with IRS Form 8883 as ultimately filed, and shall not take any position or action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise; provided, however, that if, in any audit of any Tax Return of the Sellers, the Company or the Buyer by a Government Authority, the fair market values are finally determined to be different from IRS Form 8883, as adjusted, the Buyer, the Company and the Sellers may (but shall not be obligated to) take any position or action consistent with the fair market values as finally determined in such audit. Schedule 6.6(j) sets forth the fair market value of the assets of the Company that the Parties agree will be used to allocate such consideration.

(k)                                  Characterization of Indemnity Payments. The Buyer and the Sellers agree to treat any payment made by the Sellers to the Buyer hereunder as an adjustment to the Purchase Price.

6.7                                 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, audit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX below).

6.8                                 Reasonable Efforts. Each Party agrees to use all reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Government Authorities or any other Person required to consummate the Stock Purchase and the other matters contemplated hereby, (b) provide such other information and communications to such Government Authorities or other public or private Persons as the other Party or such Government Authorities or other public or private Persons may reasonably request in connection therewith, and (c) execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required to consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto. If applicable, the Parties shall file all notices and other information and documents required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, as promptly as practicable after the date hereof.

6.9                                 Payment of Obligations. Prior to the Closing, each Seller and each of the officers, directors, employees and Affiliates of the Company shall repay in full, in accordance with their terms, all debts and other obligations, if any, owed to the Company (except that, with respect to the promissory note evidencing Cindy A. Andre’s obligation to reimburse the Company for the withholding Tax related to the grant to her of a Restricted Stock Award, Cindy A. Andre shall repay the amounts due under such promissory note in full on the first business day following the Closing by directing Buyer to pay to the Company, out of the First Per Share Post-Closing Payments to be paid to her, an amount equal to the amount payable to the Company under such promissory note).

6.10                           Company Employees. Each of the Company and the Sellers agrees that promptly after the date hereof it shall allow the Buyer to make a presentation to the Company Employees and to interview such employees for continued employment with the Company after the Closing. Each of the Company and the Sellers will use all reasonable efforts to cause such Company’s employees to make available their employment services to the Company after the Closing.

6.11                           Further Assurances. Each Seller and the Company will, either prior to or after the Closing, execute such further documents, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be required by Buyer to consummate the Stock Purchase, to vest the Buyer with full title to all capital stock of the Company and all assets, properties, privileges, rights, approvals, immunities and franchises of the Company and its business or to effect the other purposes of this Agreement.

6.12                           Benefit Plans. Upon Buyer’s request, the Company shall take action prior to the Closing Date to terminate the Benefit Plans that it sponsors and to withdraw Company Employees from participation in any Benefit Plans that it does not sponsor. The Buyer expects to review the total compensation and benefits that the Company Employees have received as employees of the Company before the Closing. From and after the Closing Date, the Buyer will make available to continuing Company Employees a package of compensation and employee benefits that in the aggregate are substantially similar to that made available to the Buyer’s own similarly-situated employees; provided, however, that the Buyer shall in no event be obligated to provide any particular benefit to such Company Employees and shall retain full discretion to modify, amend, or terminate any of the benefits it makes available. Nothing in this Agreement shall be construed to create a right in any Company Employee to employment with the Company, the Buyer or any of its subsidiaries, and, subject to any written agreement between a Company Employee and the Company, the Buyer or any of its subsidiaries, the employment of each Company Employee who continues employment with the Company, the Buyer or any of its subsidiaries after the Closing Date shall be “at will” employment.

6.13                           Seller Waiver and Termination. For the benefit of the Buyer, each of the Sellers and the Company hereby waive (and none shall be of any further force or effect) all provisions of

Section 13.1-651 of the VSCA with respect to this Agreement and the transactions contemplated hereby.

6.14                           Disclosure Schedules.

(a)                            The Disclosure Schedules shall be arranged by the Sellers in paragraphs corresponding to the subsections contained herein. Nothing in the Disclosure Schedules shall be deemed to disclose an exception to any representation or warranty made in Article III unless it describes the relevant facts in such reasonable detail as the context requires. A fact or matter disclosed in the Disclosure Schedules with respect to one section or subsection shall be deemed to be disclosed with respect to each other section or subsection where such disclosure is appropriate to the extent it is clear from reading the face of such Disclosure Schedule (and not any other agreement or other document referred to therein or attached thereto) that such disclosure is applicable to such other sections or subsections of the Disclosure Schedules and provided that an agreement or other document which is merely listed or identified in any section or subsection of the Disclosure Schedules shall not be deemed to be disclosure with respect to any other section or subsection of the Disclosure Schedules.

(b)                           To the extent that any matter arises or comes into existence between the date hereof and the Closing that is required to be described by the Company or Sellers in the Seller Disclosure Schedules in order for such schedules to be true, correct and complete in all material respects at and as of the Closing, it is understood and agreed that, from time to time prior to the Closing, the Seller Representative may propose to amend, supplement or revise the Seller Disclosure Schedules with respect to any such matter. If the Buyer reasonably determines that an amendment, supplement or revision proposed by the Seller Representative satisfies the terms and conditions of this Section 6.14, such amendment, supplement or revision shall be effective for purposes of the indemnification obligations set forth in Section 9.1(a)(i) with respect to representations made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation made as of the date hereof, or otherwise curing any misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 7.1 and Section 11.1(a)(iii).

(c)                            To the extent that any matter arises or comes into existence between the date hereof and the Closing that is required to be described by the Buyer in the Buyer Disclosure Schedules in order for such schedules to be true, correct and complete in all material respects at and as of the Closing, it is understood and agreed that, from time to time prior to the Closing, the Buyer may propose to amend, supplement or revise the Buyer Disclosure Schedules with respect to any such matter. If the Seller Representative reasonably determines that an amendment, supplement or revision proposed by the Buyer satisfies the terms and conditions of this Section 6.14, such amendment, supplement or revision shall be effective for purposes of the indemnification obligations set forth in Section 9.1(b)(i) with respect to representations made at the Closing, but shall in no way be effective for purposes of amending, supplementing or revising any representation made as of the date hereof, or otherwise curing any misrepresentation made as of the date hereof, and shall be disregarded for purposes of Section 8.1 and Section 11.1(a)(i).

6.15                           Selected AR. If the Buyer actually collects any portion of the Selected AR after the Closing and on or before the first (1st) anniversary of the Closing Date, Buyer shall be obligated to pay the Per Share Selected AR Amount to each Seller, with respect to each of his or her shares of Company Common Stock issued and outstanding immediately prior to the Closing. Such payment, if any, shall be made in cash by the delivery of immediately available funds on a quarterly basis ending on the first (1st) anniversary of the Closing Date.

ARTICLE VII
CONDITIONS TO THE OBLIGATIONS OF THE BUYER

All obligations of the Buyer under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Buyer in writing.

7.1                                 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Company and each of the Sellers contained in this Agreement shall be true, correct and complete in all material respects (except that all representations and warranties in Section 3.4 and all representations and warranties qualified by the words “material” or “in all material respects” or similar words shall be true, correct and complete in all respects), in each case when made on the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all material respects as of such date, except that any such representations and warranties in Section 3.4 and any such representations and warranties qualified by the words “material” or “in all material respects” or similar words shall be true, correct and complete in all respects as of such date) and each Seller and the Company shall have executed and delivered to Buyer a certificate as of the Closing as to the foregoing.

7.2                                 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company or any Seller on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date and each Seller and the Company shall have executed and delivered to Buyer a certificate as of the Closing as to the foregoing.

7.3                                 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order or judgment issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder or limiting or restricting the conduct or operation of the Company or any Seller following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or other instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against the Buyer, the Company or any Seller, their respective properties or any of their respective officers or directors, that could have a Material Adverse Effect on the Company or the Buyer.

7.4                                 No Material Adverse Change. There shall have been (i) no effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company and (ii) no resignations or terminations of, or indications of an intention or plan to resign, employment by an executive officer or any material number of management level or senior technical employees of the Company.

7.5                                 Governmental, Regulatory and Other Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Government Authority or any other public or private Persons required of any Seller, the Company or the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained, including, without limitation, the expiration or termination without the objection of any of the relevant federal authorities of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, as well as those listed or required to be listed on Schedule 3.3 or Schedule 4.2. The board of directors of the Buyer shall have adopted and approved this Agreement and the transactions contemplated hereby.

7.6                                 Credit Agreement Consent. The Buyer shall have received the Credit Agreement Consent; provided, however, the condition in this Section 7.6 shall expire on the fifteenth (15th) day after the date hereof.

7.7                                 Restricted Stock Awards, Company Stock Options and Company Warrants. The Restricted Stock Plan and each Restricted Stock Award shall have been terminated and each share of Company Common Stock subject to any Restricted Stock Award (other than shares of Company Common Stock subject to the Restricted Stock Award to Cindy A. Andre) shall have been repurchased by the Company pursuant to a Restricted Stock Repurchase Agreement. Each Company Stock Option, if any, and each Company Warrant, if any, shall have been exercised or terminated. The Company shall have delivered to the Buyer executed copies of all agreements, documents and certificates related to the foregoing.

7.8                                 Closing Deliveries of the Sellers and the Company. At the Closing, the Company, the Seller Representative and each of the Sellers, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by the Buyer:

(a)                                  the Sellers shall have delivered the certificate(s) representing all issued and outstanding shares of capital stock of the Company, all of which shall be free and clear of any Encumbrance, accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer;

(b)                                 the Company and the Sellers shall have repaid or satisfied all of the Indebtedness for Borrowed Money and all other Liabilities of the Company set forth or required to be set forth on the Estimated Closing Balance Sheet; and the Company shall have delivered full releases of record, to the reasonable satisfaction of the Buyer, of all Encumbrances securing any such Liabilities of the Company which have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all financing statements covering such Liabilities, if any;

(c)                                  each Seller shall have executed and delivered a Subordination Agreement in the form attached hereto as Exhibit A;

(d)                                 each of Donald E. Reed, Leslie W. Butler and Cindy A. Andre shall have executed and delivered to the Company a Consulting Agreement with the Company in the forms attached hereto as Exhibits C-1, C-2 and C-3, respectively;

(e)                                  each of the Sellers and all of the officers, directors, employees and Affiliates of the Company shall have delivered to Buyer evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed by any of them to the Company (except for Cindy A. Andre solely with respect to the promissory note described in Section 6.9);

(f)                                    each director and officer of the Company shall have delivered to the Company his or her respective resignation as a director and officer of the Company, which shall be effective as of the Closing;

(g)                                 the Company and the Sellers shall have delivered to the Buyer the original stock records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, the corporate seal of the Company and such other documents, records, keys and other items as shall be necessary for the operation of the business of the Company;

(h)                                 the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth the organizational documents of the Company and the resolutions of its board of directors and shareholders (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect;

(i)                                     the Company shall have delivered to the Buyer a good standing certificate from the jurisdiction of its incorporation and from each state in which it is qualified to do business, and its certified charter documents, each dated as of a date reasonably close to the date hereof;

(j)                                     the Company shall have delivered to the Buyer all consents, licenses, permits and approvals as set forth on Schedule 3.3 and each Seller shall have delivered such consents as set forth on Schedule 4.2, each as required in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the continued conduct of the business of the Company as conducted or proposed to be conducted as of the Closing;

(k)                                  any creditor of the Company shall have delivered to the Company full written releases, to the reasonable satisfaction of Buyer, of all Liabilities and Encumbrances arising from, relating to or securing any indebtedness for borrowed money of the Company, including without limitation duly executed UCC filings, releases of any assignment of payments with respect to any Government Contract and an agreement to forward and otherwise cooperate with respect to any payments received after the Closing Date;

(l)                                     the Sellers and the Company shall have delivered an opinion of counsel in the form attached hereto as Exhibit D; and

(m)                               each Seller shall have executed and delivered a FIRPTA Certification, which (i) states that such Seller is not a foreign person, (ii) sets forth such Seller’s name, identifying number and address, and (iii) is signed by such Seller under penalties of perjury, meeting the requirement of Treasury Regulation Section 1.1445-2(b)(2).

ARTICLE VIII
CONDITIONS TO THE COMPANY’S AND THE SELLERS’ OBLIGATIONS

All obligations of the Company and the Sellers under this Agreement are subject to the fulfillment and satisfaction, prior to or at the time at which the Closing Date is scheduled to occur, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Seller Representative in writing.

8.1                                 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Buyer contained in this Agreement shall be true, correct and complete in all material respects (except that all representations and warranties qualified by the words “material” or “in all material respects” or similar words shall be true, correct and complete in all respects), in each case when made on the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all material respects as of such date, except that any such representations and warranties qualified by the words “material” or “in all material respects” or similar words shall be true, correct and complete in all respects as of such date) and the Buyer shall have executed and delivered to each Seller a certificate as of the Closing as to the foregoing.

8.2                                 Performance. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Buyer on or before the Closing Date shall have been duly complied with, performed or satisfied on or before such date and Buyer shall have executed and delivered to each Seller a certificate as of the Closing as to the foregoing.

8.3                                 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Government Authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

8.4                                 Closing Deliveries of the Buyer. At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, by the Seller Representative:

(a)                                  the Buyer shall have executed and delivered a certificate of its secretary, setting forth the organizational documents of the Buyer and the resolutions of its board of directors (or other evidence reasonably satisfactory to the Seller Representative) authorizing the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that such organizational documents and resolutions have not been amended or rescinded and are in full force and effect; and

(b)                                 the Buyer shall have executed and delivered to each of Donald E. Reed, Leslie W. Butler and Cindy A. Andre a Consulting Agreement in the forms attached hereto as Exhibit C-1, C-2 and C-3, respectively.

ARTICLE IX
INDEMNITY

9.1                                 General Indemnification.

(a)                                  Each Seller, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Buyer Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim):  (i) the inaccuracy or breach of any representation or warranty made by the Company or any Seller set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; (ii) the nonfulfillment of any covenant or agreement on the part of the Company or any Seller set forth in this Agreement or in any agreement or certificate executed and delivered by the Company or any Seller pursuant to this Agreement or in the transactions contemplated hereby; (iii) any Liabilities which arise out of, relate to or are associated with the Restricted Stock Plan, any Restricted Stock Award or any repurchase under any Restricted Stock Repurchase Agreement; (iv) any Liability with respect to any matter or matters described on Appendix C; (v) the Benefit Plans and any and all benefits accrued under the Benefit Plans as of the Closing Date and any and all other Liabilities arising out of, or in connection with the form or operation of the Benefit Plans on or prior to the Closing Date; (vi) any and all Liabilities resulting from any litigation, suit, proceeding, action, claim, demand or investigation pending or threatened against the Company which arises out of the operations of the Company on or prior to the Closing Date including, without limitation, any such matter listed on Schedule 3.13; and (vii) any and all Liabilities for Taxes (x) in connection with or arising out of the Company’s activities or business on or prior to the Closing Date (determined, with respect to Tax periods that begin before and end after the Closing Date, in accordance with the allocation provisions of Section 6.6(b)) in excess of the amount of such Taxes reflected as a current liability in the computation of Closing Working Capital, or (y) owing by any Person other than the Company for which the Company may be liable, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract.

(b)                                 The Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of all Damages suffered, sustained, incurred or paid by any Seller Indemnified Party, in each case in connection with, resulting from or arising out of, directly or indirectly (whether or not involving a third party claim):  (i) the inaccuracy or breach of any representation or warranty made by the Buyer set forth in this Agreement or in any other agreement or any certificate delivered or provided in connection with or related to the consummation of the transactions contemplated by this Agreement; and (ii) the nonfulfillment of any covenant or agreement on the part of the Buyer set forth in this Agreement or in any agreement or certificate executed and delivered by the Buyer pursuant to this Agreement or in the transactions contemplated hereby.

9.2                                 Indemnification Procedures. In the event of the assertion or commencement by any Person of any claim or legal proceeding (whether against Buyer or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this Article  IX, the Indemnified Party shall have the right, at its election, to proceed with the defense (including settlement or compromise) of such claim or legal proceeding on its own; provided, however, that if the Indemnified Party settles or compromises any such claim or legal proceeding without the consent of the Indemnifying Party, such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such claim or legal proceeding (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement or compromise, the Indemnifying Party shall act reasonably in determining whether to provide such consent). The Indemnified Party shall give the Indemnifying Party prompt notice after it becomes aware of the commencement of any such claim or legal proceeding against the Indemnified Party; provided, however, any failure on the part of Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party (or the Sellers), or any of the rights of any Indemnified Party, under this Article  IX (except to the extent such failure materially adversely prejudices the defense of such claim or legal proceeding). If the Indemnified Party does not elect to proceed with the defense (including settlement or compromise) of any such claim or legal proceeding, the Indemnifying Party may proceed with the defense of such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not settle or compromise any such claim or legal proceeding without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld). No Buyer Indemnified Party (other than Buyer or any successor thereto or assign thereof) and no Seller Indemnified Party (other than the Seller Representative or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless, in the case of the Buyer Indemnified Parties, Buyer (or any successor thereto or assign thereof) or, in the case of the Seller Indemnified Parties, the Seller Representative (or successor thereto or assign thereof), shall have consented to the assertion of such indemnification claim or the exercise of such other remedy. Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands; provided that the notice of such claim sets forth the specific basis for any such potential or contingent claim or demand to the extent then reasonably feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

9.3                                 Right of Offset. In the event that any Seller shall have an indemnification obligation for Damages to the Buyer or any Buyer Indemnified Party, the Buyer shall have the right (but not the obligation) to offset the amount of such Damages against any portion of the Purchase Price owed to such Seller, including without limitation, any portion of the Second Post-Closing

Payment. If the Seller Representative has contested any claim for Damages by any Buyer Indemnified Party in accordance herewith, the Buyer shall have the right (but not the obligation) to offset the amount of such Damages against any portion of the Purchase Price owed to such Seller, including without limitation, any portion of the Second Post-Closing Payment, until the Buyer receives (1) a written settlement agreement entered into by the Buyer and the Seller Representative, (2) an arbitration award issued in accordance with Section 12.9 hereof or (3) a final order or decision issued by a court of competent jurisdiction from which no appeal may be taken or for which the time to appeal has expired, as applicable, in any of which cases the Buyer will release the amount of such Damages offset pursuant hereto, if at all, in accordance therewith. No limitation on the Buyer’s ability to exercise the rights set forth in this Section shall affect such Buyer Indemnified Party’s rights hereunder or otherwise. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Buyer or any Buyer Indemnified Party is or may be entitled at law or equity or in any administrative or arbitration proceeding or under this Agreement (including any exhibits hereto).

9.4                                 Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing until the date that is fifteen (15) months after the Closing Date and shall thereafter expire. The limitations on survivorship set forth in the preceding sentence of this Section 9.4 shall not apply to (i) the representations and warranties set forth in Sections 3.2 (Authority), 3.4 (Capitalization), 3.20 (Brokers), 4.3 (Company Shares), 4.4 (Brokers) and 5.7 (Brokers), all of which shall survive without limitation (and in no event less than six (6) years), (ii) claims based on criminal matters, fraud or intentional misrepresentation, which shall survive without limitation (and in no event less than six (6) years), (iii) the representations and warranties set forth in the Selected Government Contracts Sections, which shall survive for six (6) years after the Closing, or (iv) the representations and warranties set forth in Sections 3.8 (Employee Benefit Plans) and 3.10 (Taxes), which shall survive until the end of the applicable statute of limitations (or any extension thereof) plus ninety (90) days. Notwithstanding the foregoing, any representation or warranty with respect to which a claim has been made for a breach thereon prior to the end of the applicable survival period shall survive past the applicable survival period, if necessary, at least until such claim is resolved.

9.5                                 Limitations on Indemnification.

(a)                                  There shall be no liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000); provided, however, after such amount of Damages exceeds Five Hundred Thousand Dollars ($500,000), all Damages, excluding the first Two Hundred Fifty Thousand Dollars ($250,000), shall be recoverable by the Buyer Indemnified Parties. There shall be no liability for Damages for breaches of representations and warranties unless and until the aggregate amount of all Damages for all claims asserted by the Seller Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000); provided, however, after such amount of Damages exceeds Five Hundred Thousand Dollars ($500,000), all Damages, excluding the first Two Hundred Fifty Thousand Dollars

($250,000), shall be recoverable by the Seller Indemnified Parties. The limitations set forth in this Section 9.5(a) shall not apply to (i) the representations and warranties set forth in Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.8 (Employee Benefit Plans), Section 3.10 (Taxes), the Selected Government Contracts Sections, Section 3.20 (Brokers), Section 4.3 (Company Shares), Section 4.4 (Brokers) and Section 5.7 (Brokers), (ii) claims regarding Buyer’s obligation to pay the Second Per Share Post-Closing Amount or (iii) claims based on criminal matters, fraud or intentional misrepresentation, with respect to which, in each case, all Damages shall be recoverable from the first dollar and shall be counted in determining whether the thresholds in this Section 9.5(a) have been exceeded.

(b)                                 The indemnification obligations of the Sellers for breaches of representations and warranties shall be limited to an amount equal to Ten Million Dollars ($10,000,000). The indemnification obligations of the Buyer for breaches of representations and warranties shall be limited to an amount equal to Ten Million Dollars ($10,000,000). The foregoing limitations in this Section 9.5(b) above shall not apply to (i) the representations and warranties set forth in Section 3.2 (Authority), Section 3.4 (Capitalization), Section 3.8 (Employee Benefit Plans), Section 3.10 (Taxes), the Selected Government Contracts Sections, Section 3.20 (Brokers), Section 4.3 (Company Shares), Section 4.4 (Brokers) and Section 5.7 (Brokers), (ii) claims regarding Buyer’s obligation to pay the Second Per Share Post-Closing Amount or (iii) claims based on criminal matters, fraud or intentional misrepresentation, with respect to which, in each case, no Damages shall be counted in determining whether the cap in this Section 9.5(b) has been exceeded.

(c)                                  For purposes of determining any breach of any representation or warranty for purposes of indemnification under this Article IX, all representations and warranties shall be treated as if the words “materially,” “in all material respects” or similar words were omitted from such representations and warranties. The indemnification obligations of the parties hereto and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of any of the Indemnified Parties or any of their Representatives.

(d)                                 The amount that may be recovered hereunder by an Indemnified Party shall be reduced by an amount equal to any insurance recovery actually received by the Indemnified Party (except to the extent of any repayment or increase in past, present or future insurance premiums or other similar repayment mechanisms payable following the date of the claim giving rise to such increase, determined on a present value basis) and shall be appropriately adjusted for calculations of the related Tax consequences and for the time value of money. The Buyer shall have the right to determine in its sole discretion whether to pursue any such insurance or Tax recovery.

9.6                                 Waiver, Release and Discharge. Effective upon the Closing, except as expressly set forth in this Agreement, each Seller hereby irrevocably waives, releases and discharges the Company, the Buyer and their respective Affiliates, directors, officers and employees, from any and all Liabilities and obligations to the Seller of any kind or nature whatsoever, whether in his or her capacity as a Seller hereunder, as a shareholder, officer, director or employee of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification as a director or officer of the Company under Section 13.1 Chapter 9 of the

VSCA or under the Articles of Incorporation or Bylaws of the Company or otherwise), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity or in any administrative or arbitration proceeding, and each Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company. Each Seller waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Company, the Buyer and their respective Affiliates, directors, officers and employees, in connection with any actual or alleged breach by the Company or any Seller of any representation, warranty or obligation set forth in this Agreement.

9.7                                 Exclusive Remedy. The provisions of this Article IX shall constitute the sole and exclusive remedy from and after the Closing with respect to any Damages suffered, sustained, incurred or paid by any Indemnified Party resulting from or arising out of any breach of any representation or warranty made in this Agreement or in any other agreement or any certificate delivered or provided pursuant hereto, except for specific performance and equitable remedies as set forth in Article X and Section 12.3 and except in the case of criminal matters, fraud or intentional misrepresentation.

ARTICLE X
COVENANT NOT TO COMPETE

10.1                           Prohibited Activities. For the period commencing with Closing and ending on the later of the third (3rd) anniversary of the Closing and two (2) years after the date of termination of any employment or consulting arrangement with the Buyer, the Company or the Buyer’s Affiliates, no Seller shall, for any reason whatsoever, directly or indirectly, for himself or herself, or on behalf of or in conjunction with any other Person:

(a)                                  engage as a stockholder, officer, director, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, in any business selling any products or services in direct or indirect competition with the Buyer, the Company or the Buyer’s Affiliates; provided, however, that no Seller nor any of such Seller’s respective Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed one percent (1%) of the outstanding shares of any such corporation;

(b)                                 employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Buyer, the Company or any of the Buyer’s Affiliates, any person who is at that time, or was within one (1) year prior to that time, an employee of the Buyer, the Company or any of the Buyer’s Affiliates;

(c)                                  sell products or services to, or call upon for the purpose of soliciting or selling products or services to, any Person who is at that time, or has been within one (1) year prior to that time, a customer or prospective customer of the Buyer, the Company or any of the Buyer’s Affiliates; or

(d)                                 publish any statement or make any statement (under any circumstances reasonably likely to become public) critical of the Buyer, the Company or any of the Buyer’s Affiliates, or in any way adversely affecting or otherwise maligning the reputation of the Buyer, the Company or any of the Buyer’s Affiliates.

The parties intend that the covenants contained in this Section 10.1 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identified in terms to the covenant contained in this Section 10.1.

10.2                           Confidentiality.

(a)                                  Each Seller and each of their respective Affiliates, (i) shall treat and hold as confidential all information concerning this Agreement (except such information as is necessary to be disclosed to such Seller’s advisors who agree or who have fiduciary obligations to treat such information as confidential) and the business and affairs of the Buyer, the Company and the Buyer’s Affiliates that is not already generally available to the public (the “Confidential Information”), (ii) shall not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement or in connection with their employment duties to the Buyer or the Company as authorized by the Buyer or the Company and (iii) shall deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession or under his or her control. Each Seller hereby acknowledges that such Confidential Information constitutes proprietary and trade secret information of the Buyer or the Company, as the case may be.

(b)                                 In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 10.2. If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or other Government official or agency, such Seller may disclose the Confidential Information to the tribunal; provided that such Seller shall use his or her best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

10.3                           Damages. Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this Article X, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates for which it would have no other adequate remedy, each Seller agrees that the foregoing covenant may be enforced by the Buyer in the event of breach by such Seller, in addition to, but not in lieu of, any other available remedies, by injunctions and restraining orders and other equitable remedies.

10.4                           Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this Article X impose a reasonable restraint on the applicable Seller in light of the activities and business of the Buyer and its Affiliates on the date of the execution of this Agreement and the current plans of the Buyer and its Affiliates; but it is also the intent of the Parties, that such covenants be construed and enforced in accordance with the changing activities and business of the Buyer, the Company and the Buyer’s Affiliates throughout the term of this covenant.

10.5                           Independent Covenant. All of the covenants in this Article X shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants. It is understood by the Parties hereto that the covenants contained in this Article X are essential elements of this Agreement and that, but for the agreement of the Sellers to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. Each Seller and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer. Each Seller hereby agrees that all covenants contained in this Article X are material, reasonable and valid and waive any requirement of the Buyer to post a bond to strictly enforce the terms hereof. The covenants in this Article X are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in Article X hereof shall not be affected by any breach of any other provision hereof by any Party hereto but shall have no effect if this Agreement is terminated pursuant to Article XI.

ARTICLE XI
TERMINATION

11.1                           Termination.

(a)                                  This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)                                     by the Seller Representative if there has been a material misrepresentation or a material default or breach by the Buyer with respect to its representations in this Agreement or in any ancillary document or the due and timely performance of any of the Buyer’s covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Buyer of notice specifying particularly such misrepresentation, default or breach;

(ii)                                  by the Seller Representative, if there has been an amendment, supplement or revision to the Buyer Disclosure Schedule;

(iii)                               by the Buyer if there has been a material misrepresentation or a material default or breach by the Company or any Seller with respect to any of their respective representations in this Agreement or in any ancillary document or the due and timely performance by the Company or any Seller of any of their respective covenants and agreements contained in this Agreement or in any ancillary document, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Company or any Seller of notice specifying particularly such misrepresentation, default or breach;

(iv)                              by the Buyer if there has been an amendment, supplement or revision to the Seller Disclosure Schedule;

(v)                                 by mutual agreement of the Company and the Buyer;

(vi)                              by either the Company or the Buyer if the Closing shall not have occurred on or before the ninety (90) days after the date hereof; provided that the Party seeking to terminate this Agreement shall not because of its (and in the case of the Company, any Seller’s) breach or violation of any representation, warranty or covenant contained herein have caused the Closing not to have occurred;

(vii)                           by the Buyer if Wachovia Bank, National Association, or other applicable lenders under the Amended and Restated Credit Agreement, refuse to provide the Credit Agreement Consent; provided, however, the Buyer’s rights under this Section 11.1(a)(vii) shall expire on the fifteenth (15th) day after the date hereof; or

(viii)                        by the Seller Representative, on the one hand, or by the Buyer, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Government Authority which would make the consummation of the transactions illegal.

(b)                                 In the event of the termination of this Agreement pursuant to Section 11.1(a), (i) the Stock Purchase shall be abandoned; (ii) the provisions of Article IX, this Article XI and Article XII shall remain in full force and effect and survive any termination of this Agreement; and (iii) each Party shall remain liable for any breach of this Agreement prior to its termination.

ARTICLE XII
MISCELLANEOUS

12.1                           Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that neither the Company nor any of the Sellers may make any assignment of this Agreement or any interest herein without the prior written consent of the Buyer and, except in connection with the Credit Agreement Consent or otherwise to Wachovia Bank, National Association (or any assignor, successor or other Person who assumes the Buyer’s Senior Debt or replaces Wachovia Bank, National Association or provides indebtedness for borrowed money to the Buyer), Buyer may not make any assignment of this Agreement or any interest herein without the prior written consent of the Seller Representative. Any such purported assignment without such prior written consent shall be void and of no force or effect.

12.2                           Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts or choice of laws principles.

12.3                           Specific Performance. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies which may be available upon the breach of any such covenants or agreements, each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement. All rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Law.

12.4                           Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, if such unlawful clause is so material to the Party for whose benefit the clause was originally included so that such Party would not have entered into this Agreement without such unlawful clause, the severability of such clause shall be arbitrated pursuant to Section 12.9 hereof. The preceding sentence is in addition to and not in place of the severability provisions in Article X.

12.5                           Amendment. This Agreement may be amended, supplemented or modified only by execution of an instrument in writing signed by the Buyer, the Company and the Seller Representative.

12.6                           Waiver. Any Party hereto may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other Parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements of the other Parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

12.7                           Notices. All notices, requests, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery; (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery; or (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery. All notices, consents, waivers, or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)                                  If to the Buyer:

SI International, Inc.
12012 Sunset Hills Road, Suite 800
Reston, Virginia  20190
Attention: Thomas E. Dunn

James E. Daniel

Telephone:  (703) 234-7000
Facsimile:   (703) 234-7501

with a copy to:

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 300
McLean, Virginia 22102
Attention:  Lawrence T. Yanowitch
Telephone:  (703) 760-7318
Facsimile:  (703) 760-7777

(b)                                 If to any Seller or the Seller Representative:

Donald E. Reed
830 Randolph Road
Silver Spring, Maryland 20904

with a copy to:

Jenner & Block LLP
601 Thirteenth Street, NW

Suite 1200 South

Washington, DC 20005-3823
Attention:  Leslie H. Lepow
Telephone:  (202) 639-6090
Facsimile:   (202) 639-6066

and a copy to:

Leslie W. Butler
6060 Tower Court, No. 1404
Alexandria, Virginia 22304

or at such other address or addresses as the Party addressed may from time to time designate in writing pursuant to notice given in accordance with this section.

12.8                           Expenses. Except as otherwise provided in Article IX, all costs and expenses of the Company and any Seller (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Company or any Seller in connection with the transactions contemplated hereby shall be borne by the Sellers and all costs and expenses of the Buyer (including, without limitation, financial advisory fees, legal fees and expenses, broker and finder fees, fees and expenses of accountants) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer. The Seller Representative may direct the Buyer to satisfy any of the Seller’s obligations under this Section 12.8 at the Closing, in which case the First Post-Closing Payment shall be reduced by a corresponding amount.

12.9                           Arbitration.

(a)                                  Except as set forth in Article X, Section 12.3 and Section 12.9(c) hereof, any dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof shall be finally settled under the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”), unless otherwise agreed, by an arbitral tribunal composed of three (3) arbitrators, at least one (1) of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the Buyer and the Seller Representative in accordance with said Rules. In the event Buyer and the Seller Representative fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with such Rules. In the event Buyer and the Seller Representative shall have failed to agree upon a full panel of arbitrators from such second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with such Rules. If at the time of the arbitration Buyer and the Seller Representative agree in writing to submit the dispute to a single arbitrator, such single arbitrator shall be appointed by agreement of Buyer and the Seller Representative in connection with the foregoing procedure or failing such agreement by the AAA in accordance with such Rules. All arbitrators shall be neutral arbitrators and subject to Rule 19 of the Rules.

(b)                                 The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured Party. A decision by a majority of the arbitrators shall be final, conclusive and binding. The arbitrators shall deliver a written and reasoned award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Any arbitration proceeding shall be held in Alexandria, Virginia.

(c)                                  The Parties hereby exclude any right of appeal to any court on the merits of the dispute. The provisions of this Section 12.9 may be enforced in any court having jurisdiction over the award or any of the Parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 12.9 shall prevent any Party from seeking injunctive or other equitable relief from any court of competent jurisdiction, without the need to resort to arbitration.

(d)                                 In any arbitration hereunder, the holders of Company Common Stock and their respective successors shall be bound by any and all actions taken by the Seller

Representative on their behalf pursuant to Section 2.3. All communications or writings sent to the Seller Representative shall be deemed notice to all of the holders of Company Common Stock hereunder.

12.10                     Complete Agreement. This Agreement, those documents expressly referred to herein, including all exhibits and schedules hereto, and the other documents of even date herewith, together with the Confidentiality and Non-Disclosure Agreement, dated August 29, 2005, between the Company and Buyer (which shall automatically terminate at Closing and be of no further force or effect), embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representation by or among the Parties, written or oral, which may have related to the subject matter herein.

12.11                     Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, employee or partner of any Party hereto or any other Person.

12.12                     Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

12.13                     Further Representations. Each Party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transaction contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other Party as to such Tax and securities consequences.

12.14                     Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

12.15                     Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

12.16                     Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature which shall be considered legally binding for all purposes.

[Signatures appear on following page(s).]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed as of the date first above written.

SI INTERNATIONAL, INC.

By:	/s/ Thomas E. Dunn
Name: Thomas E. Dunn
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

ZEN TECHNOLOGY, INC.

By:	/s/ Donald E. Reed
Name: Donald E. Reed
Title: Chief Executive Officer

/s/ Donald E. Reed
DONALD E. REED

/s/ Leslie W. Butler
LESLIE W. BUTLER

/s/ Barbara M. Reed
BARBARA M. REED

/s/ Cindy Andre
CINDY ANDRE

[Signature page of Stock Purchase Agreement]

APPENDICES

Appendix A                               Defined Terms

Appendix B                                 Modified GAAP

Appendix C                                 Certain Matters

EXHIBITS

Exhibit A                                               Form of Subordination Agreement

Exhibit B                                                 Form of Restricted Stock Repurchase Agreement

Exhibit C-1                                       Form of Consulting Agreement – Donald E. Reed

Exhibit C-2                                       Form of Consulting Agreement – Leslie W. Butler

Exhibit C-3                                       Form of Consulting Agreement – Cindy A. Andre

Exhibit D                                                Form of Opinion of Counsel

[Appendices and Exhibits Intentionally Omitted]